UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2022 and 2021
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2022 and 2021
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (the Plan) as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2022, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 21, 2023

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2022 and 2021

	2022	2021
Assets:
Investments, at fair value	$15,637,777,884	$18,574,877,752
Investments in fully benefit-responsive investment contracts, at contract value	1,224,668,199	1,184,360,975
Total investments	$16,862,446,083	$19,759,238,727

Receivables:
Employer contributions	$468,514,042	$434,579,876
Interest and dividends	6,387,294	4,339,147
Receivable for securities sold	3,704,566	1,371,277
Participant contributions	533,096	296,013
Participant loans	197,215,177	201,654,860
Total receivables	$676,354,175	$642,241,173
Total assets	$17,538,800,258	$20,401,479,900
Liabilities:
Payable for securities purchased	$6,013,104	$2,312,555
Other investment liabilities	13,086,043	1,834,691
Payable for trustee, administrative fees and other	4,111,644	4,420,383
Total liabilities	$23,210,791	$8,567,629
Net assets available for benefits	$17,515,589,467	$20,392,912,271
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2022 and 2021

	2022	2021
Additions to net assets attributable to:
Investment (loss) income:
Dividends	$35,181,384	$28,510,074
Interest	22,740,113	21,194,840
Net (depreciation) appreciation in fair value of investments	(3,125,265,006)	2,538,780,132
Net investment (loss) income	$(3,067,343,509)	$2,588,485,046
Interest income on loans receivable from participants	$9,371,415	$10,286,035
Contributions:
Employer	$468,560,846	$434,647,937
Participants	739,710,443	642,031,902
Rollover	108,390,417	87,533,153
Total contributions	$1,316,661,706	$1,164,212,992
Total (reductions) additions to net assets	$(1,741,310,388)	$3,762,984,073
Deductions from net assets attributable to:
Distributions to participants	$1,117,942,390	$1,210,079,168
Trustee and administrative expenses	17,573,253	19,818,068
Dividends paid directly to participants	496,773	617,902
Total deductions from net assets	$1,136,012,416	$1,230,515,138
Net (decrease) increase	$(2,877,322,804)	$2,532,468,935
Net assets available for benefits at:
Beginning of year	20,392,912,271	17,860,443,336
End of year	$17,515,589,467	$20,392,912,271
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of a non-leveraged ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Effective January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The maximum annual eligible pay under the Plan does not exceed the applicable statutory limit.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15%.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
Participants who are age 50 or older by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2022 and 2021, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or, in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2022, the employer contribution receivable was $468.5 million; whereas, at December 31, 2021, the employer contribution receivable was $434.6 million. Company contributions relating to 2022 and 2021 were received and credited to participant accounts during the first quarter of 2023 and 2022, respectively.
(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from qualified retirement plans or Individual Retirement Accounts (IRA). Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Participant rollover contributions into the Plan in 2022 and 2021 amounted to $108.4 million and $87.5 million, respectively.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2022 and 2021, $421,712 and $15,492, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2022 and 2021, unallocated forfeitures were $598,929 and $416,987, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2022 and 2021, bore interest rates from 4.25% to 10.25% and 4.25% to 10.25%, respectively. Loan terms range from 1 to 5 years for general-purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.
(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund (removed from the Plan effective July 31, 2021) may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan. The value of this distribution will be based on the value of the participant's vested account at the valuation date that coincides with the distribution to the extent administratively practicable.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until the date he or she must take the first required minimum distribution (RMD). If the participant is still employed at RMD age, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Debt securities for which published quotations are not available are valued based on yields currently available on comparable securities of other issuers with similar credit ratings, and long-term debt securities are valued using the latest available bid prices as quoted by dealers making a market in the securities.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments, which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2022	2021
Synthetic GICs	$1,224,668,199	$1,184,360,975
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2022.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021

	December 31, 2022
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$13,853,350	$67,250,583	$81,103,933
Collective trust funds	—	13,413,539,732	13,413,539,732
U.S. equities	787,036,825	—	787,036,825
Non-U.S. equities	487,299,352	—	487,299,352
Mutual funds and other registered investment companies	867,817,749	—	867,817,749
Non-U.S. corporate bonds	—	980,293	980,293
Investments, at fair value	$2,156,007,276	$13,481,770,608	$15,637,777,884

Other investment liabilities	$—	$(13,086,043)	$(13,086,043)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2021.

	December 31, 2021
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$28,888	$70,111,454	$70,140,342
Collective trust funds	—	15,976,439,144	15,976,439,144
U.S. equities	1,002,332,996	—	1,002,332,996
Non-U.S. equities	661,316,622	—	661,316,622
Mutual funds and other registered investment companies	864,648,648	—	864,648,648
Investments, at fair value	$2,528,327,154	$16,046,550,598	$18,574,877,752

Other investment liabilities	$(83,600)	$(1,751,091)	$(1,834,691)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2022 and 2021, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2022 and 2021.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
available for benefits, or if paid by the investment funds, are included in net appreciation (depreciation) in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund (removed from the Plan effective July 31, 2021), which primarily invest in the securities of a single issuer. At December 31, 2022 and 2021, approximately 3% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $513.9 million and $630.8 million at December 31, 2022 and 2021, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2022 and 2021. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2022 and 2021, the Company paid $22.4 million and $21.2 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2022 and 2021, the Plan held $67.2 million and $67.8 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2022 and 2021, the Plan also held through its investment in synthetic GICs valued at $601,939 and $667,987, respectively, of Bank of New York Mellon corporate bonds, and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party-in-interest transactions.
(8)    Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2022 and 2021
requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2022 and 2021, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions. An examination of the Plan by the U.S. Department of Labor, Employee Benefits Security Administration (DOL), which commenced on March 20, 2019, was closed by the DOL with no findings on July 13, 2021. The Company believes the Plan is no longer subject to tax examination for years prior to 2019.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)     Subsequent Events
    The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2022 and 2021:

	2022	2021
Net assets available for benefits per the financial statements	$17,515,589,467	$20,392,912,271
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(99,854,224)	14,940,610
Net assets available for benefits per Form 5500	$17,415,735,243	$20,407,852,881
Net (decrease) increase in net assets available for benefits per the financial statements	$(2,877,322,804)	$2,532,468,935
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(14,940,610)	(53,562,265)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(99,854,224)	14,940,610
Net (decrease) increase in net assets per Form 5500	$(2,992,117,638)	$2,493,847,280

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$2,056
	Brazil Real					14,560
	Canadian Dollar					10,099
	Chinese Yuan Renminbi					10,912,859
	Euro Currency Unit					24,100
	Hong Kong Dollar					29,748
	Indian Rupee					96,142
	Japanese Yen					67,237
	Mexican Peso					4,035
	New Taiwan Dollar					120,303
	New Zealand Dollar					4,088
	Norwegian Krone					54
	Polish Zloty					5
	Pound Sterling					6,229
	Qatari Riyal					21
	South African Rand					22
	South Korean Won					22,141
	Swedish Krona					192
	Swiss Franc					160
	Thailand Baht					34
	Turkish Lira					2
	U.S. Dollar					2,539,248
	UAE Dirham					15
*	Collective U.S. Gov't Stif 15 Bps	4.20%				67,250,583
	Total cash equivalents and short-term investments					81,103,933

	Collective trust funds:
	Blackrock EAFE Equity Fund			22,149,094		1,045,824,830
	Blackrock Emerg Mkts Fund			34,046,685		390,988,724
	Blackrock Gbl Esg			2,454,999		33,750,094
	Blackrock Lifepath 2025			14,828,228		338,389,057
	Blackrock Lifepath 2030			17,319,124		446,461,050
	Blackrock Lifepath 2035			18,922,309		477,283,076
	Blackrock Lifepath 2040			18,181,103		515,077,928
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Blackrock Lifepath 2045			23,530,644		$632,395,467
Blackrock Lifepath 2050			21,276,872		474,157,228
Blackrock Lifepath 2055			11,231,321		325,482,558
Blackrock Lifepath 2060			3,942,730		66,531,195
Blackrock Lifepath Index Retirement Fund			17,630,289		394,449,503
Blackrock Roll Select Fund			8,745,881		121,407,703
Blackrock Russ 1000 G			154,241		6,463,093
Blackrock Russ 1000 Val			249,254		11,194,043
Blackrock Russell 2000 Fund			9,773,261		558,019,976
Blackrock Russell 3000 Fund			14,397,053		1,113,933,106
Blackrock S&P 400 Index			7,814,723		958,113,578
Blackrock S&P 500 Index			51,368,341		4,034,303,361
Blackrock US Debt Fund			34,857,477		1,087,173,331
Blackrock US Tips Fund			9,929,679		228,423,320
Schroder Collective Invt Tr			7,433,353		97,228,262
Wellington Em Mkt Dt			6,180,443		56,489,249
Total collective trust funds					13,413,539,732

Mutual funds and other registered investment companies:
Blackrock Cash-Trsry-Inst			609,094,896		609,094,896
Blackrock Hi Yld Bnd Port-K			9,941,593		66,012,177
Blackrock Instl Trr Co N A Inv			797,645		9,365,543
Dimensional Emrg Mrkts Ii			3,459,171		55,035,418
Fidelity Adv Ttl Bnd-Z			1,221,370		11,383,171
Ishares Msci Eafe Small-Cap			13,765		777,452
Natixis Ls Core Pl Bnd-Y			996,076		11,415,027
Pgim High Yield-R6			7,268,566		32,999,289
Pimco Income Fund-Ins			551,444		5,707,444
T Rowe Pr Inst Hi Yld-Inst			8,971,105		66,027,332
Total mutual funds					867,817,749

Non U.S. Corporate Bonds:
HSBC Bank Plc	0%	7/20/2023	10,911		456,431
HSBC Bank Plc	0%	11/9/2023	32,903		523,862
Total Non-U.S. corporate bonds					980,293

Non-U.S. equities:
3I Group Plc			85,337		1,377,072
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aalberts Nv			5,615		$217,116
Aarti Industries Ltd			3,104		14,227
Abb India Ltd			4,955		160,683
Abb Ltd			51,855		1,572,674
Abcam Plc			38,718		602,459
Absa Group Ltd			60,213		686,173
Abu Dhabi National Oil Co For			114,669		137,691
Academedia Ab			41,344		177,130
Accenture Plc			11,831		3,156,951
Accton Technology Corp			15,938		121,599
Adani Ports & Special Economic			15,092		149,242
Adesso Se			649		91,319
Adriatic Metals Plc			67,832		144,900
Advantech Co Ltd			16,831		181,261
Adyen Nv			1,799		2,473,776
Aedas Homes Sa			11,855		174,354
Affle India Ltd			4,699		61,495
African Rainbow Minerals Ltd			22,808		386,053
Aia Group Ltd			216,160		2,403,949
Aia Group Ltd			216,085		2,403,118
Aia Group Ltd			126,306		1,404,672
Aida Engineering Ltd			19,876		117,345
Aiful Corp			163,599		492,242
Air Arabia Pjsc			522,550		305,905
Air Liquide Sa			15,313		2,163,781
Air Liquide Sa			18,605		2,628,928
Airtac International Group			5,397		163,476
Airtel Africa Plc			191,604		257,677
Aixtron Se			4,467		128,563
Aj Bell Plc			33,703		145,217
Aker Solutions Asa			32,960		125,133
Akzo Nobel Nv			18,587		1,240,970
Alcon Inc			42,862		2,926,975
Alibaba Group Holding Ltd			183,194		2,024,420
Alibaba Group Holding Ltd			76,302		843,187
Alibaba Group Holding Ltd			221,833		2,451,406
Alibaba Group Holding Ltd			14,895		1,312,082
Alkermes Plc			6,593		172,288
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Alleima Ab			—		$1
Als Ltd			14,936		123,873
Altium Ltd			10,757		255,899
Altus Group Ltd			7,760		309,514
Amadeus Fire Ag			1,848		227,962
Amadeus It Group Sa			13,983		724,517
Amadeus It Group Sa			10,495		543,804
Americana Restaurants Internat			194,267		157,100
Amplifon Spa			31,926		947,905
Ams-Osram Ag			23,016		167,916
Andritz Ag			7,091		405,276
Anglo American Plc			38,040		1,480,976
Anglogold Ashanti Ltd			21,521		416,416
Anglogold Ashanti Ltd			21,065		409,076
Anhui Conch Cement Co Ltd			39,844		139,367
Anima Holding Spa			31,961		127,640
Anta Sports Products Ltd			20,918		274,177
Anta Sports Products Ltd			63,950		838,198
Aon Plc			8,328		2,499,704
Aon Plc			12,100		3,631,690
Apl Apollo Tubes Ltd			10,773		142,198
Apollo Hospitals Enterprise Lt			6,726		364,016
Applus Services Sa			19,726		135,051
Arca Continental Sab De Cv			236,717		1,919,757
Arca Continental Sab De Cv			47,813		387,761
Arcadis Nv			10,507		411,543
Arcland Service Holdings Co Lt			16,879		276,321
Arco Platform Ltd			15,381		207,645
Arcticzymes Technologies Asa			20,375		148,195
Argo Graphics Inc			5,593		157,690
Ariston Holding Nv			25,637		263,209
Aritzia Inc			10,487		366,482
Aryzta Ag			197,757		235,333
Ascential Plc			247,787		600,894
Asiainfo Technologies Ltd			97,081		171,152
Asian Paints Ltd			7,144		266,653
Asics Corp			61,397		1,355,950
Askul Corp			26,168		338,936
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Asm International Nv			6,928		$1,742,397
Asml Holding Nv			2,673		1,437,306
Asml Holding Nv			4,440		2,426,189
Aspeed Technology Inc			2,291		125,601
Assured Guaranty Ltd			6,907		430,036
Astra International Tbk Pt			367,663		134,618
Astral Ltd			5,856		139,016
Astrazeneca Plc			22,849		3,083,334
Atlas Copco Ab			110,649		1,307,251
Atoss Software Ag			1,029		152,830
Ats Corporation			2,597		80,667
Atul Ltd			447		44,644
Auction Technology Group Plc			20,303		183,658
Austevoll Seafood Asa			19,975		179,355
Auto1 Group Se			6,907		57,383
Autohome Inc			34,670		1,060,913
Avanza Bank Holding Ab			16,665		357,617
Axalta Coating Systems Ltd			6,093		155,192
Axfood Ab			25,069		687,872
Axis Bank Ltd			20,230		1,149,061
Axis Capital Holdings Ltd			10,250		555,231
Azimut Holding Spa			29,508		659,131
B3 Sa - Brasil Bolsa Balcao			181,690		454,590
Bajaj Finance Ltd			9,911		787,726
Baltic Classifieds Group Plc			117,510		199,024
Banco Bradesco Sa			1		2
Banco Btg Pactual Sa			99,013		448,955
Bandai Namco Holdings Inc			18,140		1,143,022
Bangkok Dusit Medical Services			709,428		599,127
Bank Central Asia Tbk Pt			3,475,318		1,908,707
Bank Mandiri Persero Tbk Pt			2,400,804		1,530,614
Bank Mandiri Persero Tbk Pt			343,757		219,159
Bank Of Chengdu Co Ltd			1,793		3,946
Bank Of Chengdu Co Ltd			175,514		386,289
Bank Of Ningbo Co Ltd			106,656		497,863
Bank Of Nt Butterfield & Son L			20,616		614,553
Bank Rakyat Indonesia Persero			3,440,628		1,091,800
Barclays Plc			408,494		778,932
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Barrick Gold Corp			66,641		$1,144,885
Bawag Group Ag			16,017		851,306
Baycurrent Consulting Inc			5,793		180,664
Bayer Ag			21,570		1,112,453
Bayer Ag			27,578		1,422,321
Bdo Unibank Inc			148,561		281,781
Beiersdorf Ag			15,736		1,800,339
Beijer Ref Ab			11,543		162,959
Bell System24 Holdings Inc			9,988		103,174
Bharat Electronics Ltd			139,460		168,404
Bid Corp Ltd			10,122		196,232
Bidvest Group Ltd/The			24,295		306,119
Big Yellow Group Plc			11,912		164,358
Biogaia Ab			20,325		163,018
Biohaven Ltd			1,711		23,746
Bml Inc			11,885		302,213
Boe Varitronix Ltd			114,859		218,388
Bolsa Mexicana De Valores Sab			57,929		112,158
Bossard Holding Ag			497		107,413
Bouvet Asa			13,503		82,246
Bp Plc			485,794		2,775,131
Bridgepoint Group Plc			54,879		125,822
Britannia Industries Ltd			3,728		194,126
Brp Inc			10,895		830,059
Bucher Industries Ag			1,060		443,030
Bumrungrad Hospital Pcl			44,825		274,372
Byd Co Ltd			22,412		553,063
Bytes Technology Group Plc			30,967		144,158
Cae Inc			11,486		222,012
Cairn Homes Plc			274,145		259,528
Canadian National Railway Co			13,000		1,545,441
Canadian Pacific Railway Ltd			61,855		4,613,798
Cancom Se			8,001		233,634
Capgemini Se			4,785		796,433
Capgemini Se			11,887		1,978,393
Capitaland India Trust			270,468		227,877
Capitec Bank Holdings Ltd			3,765		411,287
Capri Holdings Ltd			3,647		209,063
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Carel Industries Spa			24,486		$614,116
Carlsberg As			11,145		1,476,668
Carlsberg As			6,403		848,338
Centrais Eletricas Brasileiras			27,991		229,184
Centrais Eletricas Brasileiras			142,443		1,136,363
Central Pattana Pcl			157,086		322,019
Central Retail Corp Pcl			154,994		206,972
Centrica Plc			272,665		316,575
Centuria Office Reit			111,863		116,065
Chacha Food Co Ltd			26,795		192,725
Chailease Holding Co Ltd			51,267		361,955
Charter Hall Group			92,454		751,122
Check Point Software Technolog			10,815		1,364,450
Chicony Power Technology Co Lt			65,919		156,565
China Longyuan Power Group Cor			799,357		977,055
China Overseas Property Holdin			199,755		208,074
China Resources Gas Group Ltd			91,587		343,822
China Resources Mixc Lifestyle			117,655		597,703
China Tourism Group Duty Free			42,932		1,334,155
Chroma Ate Inc			27,966		164,688
Chroma Ate Inc			16,934		99,723
Ci Financial Inc			16,879		168,301
Ci&T Inc			9,070		58,954
Cie Automotive Sa			8,063		207,044
Cie De Saint-Gobain			17,506		852,897
Cie Financiere Richemont Sa			13,532		1,753,693
Cie Financiere Richemont Sa			14,690		1,903,785
Cie Financiere Richemont Sa			6,399		829,268
Clicks Group Ltd			20,536		325,965
Coca-Cola Europacific Partners			37,546		2,077,036
Cochlear Ltd			2,649		366,650
Coface Sa			34,188		442,954
Cogeco Communications Inc			22,805		1,292,420
Compass Group Plc			54,819		1,264,427
Compass Group Plc			84,299		1,944,413
Computacenter Plc			27,128		623,595
Contemporary Amperex Technolog			4,981		281,865
Continental Ag			12,634		754,827
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Coor Service Management Holdin			24,140		$148,973
Coronado Global Resources Inc			145,821		196,788
Corp Inmobiliaria Vesta Sab De			74,908		177,514
Credicorp Ltd			1,427		193,644
Credo Technology Group Holding			32,324		430,237
Crispr Therapeutics Ag			2,132		86,676
Croda International Plc			5,928		470,895
Csl Ltd			15,098		2,946,305
Cts Eventim Ag & Co Kgaa			10,031		638,032
Dabur India Ltd			23,445		159,113
Daewoo Engineering & Construct			49,888		164,911
Daihen Corp			8,889		260,720
Daikin Industries Ltd			8,970		1,373,305
Daiwabo Holdings Co Ltd			32,660		481,686
Dassault Syst Shs			14,986		535,728
Dbs Group Holdings Ltd			55,935		1,414,641
Dbs Group Holdings Ltd			53,124		1,343,556
Dechra Pharmaceuticals Plc			7,481		235,585
Definity Financial Corp			8,884		252,304
Denso Corp			18,140		898,580
Dentalcorp Holdings Ltd			23,771		156,139
Derwent London Plc			9,564		272,435
Descartes Sys Group Inc			7,966		554,951
Descartes Systems Group Inc/Th			3,987		277,685
Deutsche Boerse Ag			11,282		1,943,318
Devyani International Ltd			31,701		69,261
Dexerials Corp			17,878		345,515
Diageo Plc			35,647		1,565,117
Diagnosticos Da America Sa			71,122		184,953
Dic Corp			14,582		257,061
Dino Polska Sa			5,165		441,916
Diploma Plc			3,208		107,125
Disco Corp			7,376		2,110,192
Disco Corp			400		114,301
Dixon Technologies India Ltd			2,604		122,892
Dksh Holding Ag			5,412		410,665
Dmg Mori Co Ltd			31,561		419,796
Domino'S Pizza Group Plc			22,158		78,202
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dr Martens Plc			98,760		$226,429
Drax Group Plc			26,148		221,117
Ds Smith Plc			136,832		529,173
Dsv A/S			8,701		1,369,274
Dundee Precious Metals Inc			56,601		271,948
E.Sun Financial Holding Co Ltd			365,249		285,801
Edenred			4,250		230,770
Edita Food Industries Sae			12,485		28,964
Eguarantee Inc			6,892		127,599
Eiken Chemical Co Ltd			18,377		238,031
Electric Power Development Co			23,172		368,089
Elis Sa			15,541		229,219
Emaar Properties Pjsc			230,744		368,170
Emaar Properties Pjsc			989,024		1,578,065
Ememory Technology Inc			2,988		129,798
Encavis Ag			18,038		355,853
Enerplus Corp			27,982		493,881
Enghouse Systems Ltd			9,009		239,161
Engie Sa			100,951		1,442,425
Engie Sa			92,841		1,326,544
Eni Spa			80,638		1,143,410
Enn Energy Holdings Ltd			64,487		905,547
Equinor Asa			28,675		1,024,051
Ergomed Plc			13,050		199,676
Ermenegildo Zegna Nv			28,265		295,937
Esker Sa			1,252		210,261
Esr Group Ltd			606,395		1,272,621
Esr-Logos Reit			625,065		172,438
Essent Group Ltd			7,183		279,265
Essilorluxottica Sa			9,355		1,689,325
Eurofins Scientific Se			8,856		633,831
Europris Asa			55,266		385,140
Evertec Inc			2,196		71,112
Evolution Ab			26,896		2,621,072
Evotec Se			6,737		109,716
Evraz Plc			78,939		76,810
Experian Plc			93,842		3,175,375
Experian Plc			46,664		1,578,986
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fabrinet			2,256		$289,276
Fd Technologies Plc			12,216		200,141
Ferguson Plc			6,544		821,859
Ferguson Plc			14,901		1,871,274
Ferrari Nv			15,384		3,287,026
Fine Organic Industries Ltd			1,843		127,878
Finecobank Banca Fineco Spa			33,819		560,176
First Abu Dhabi Bank Pjsc			89,833		418,266
First International Bank Of Is			13,818		544,341
Fisher & Paykel Healthcare Cor			29,500		421,651
Flatexdegiro Ag			44,009		297,123
Fluidra Sa			18,783		291,069
Formula Systems 1985 Ltd			2,477		178,936
Foshan Haitian Flavouring & Fo			896		10,265
Foshan Haitian Flavouring & Fo			23,309		266,897
Fresh Del Monte Produce Inc			11,008		288,294
Frontier Developments Plc			11,687		135,096
Fujikura Ltd			44,845		341,235
Fujimi Inc			4,494		212,895
Fujitec Co Ltd			599		13,612
Fukui Computer Holdings Inc			6,492		129,993
Fullcast Holdings Co Ltd			6,292		134,673
Funding Circle Holdings Plc			158,684		104,985
Future Corp			9,089		113,451
Fuyo General Lease Co Ltd			4,694		306,675
G-7 Holdings Inc			21,374		267,931
Galp Energia Sgps Sa			151,654		2,040,956
Galp Energia Sgps Sa			59,047		794,652
Geely Automobile Holdings Ltd			491,081		717,278
Genuit Group Plc			45,671		154,374
Genus Plc			9,788		351,335
Gestamp Automocion Sa			69,914		269,662
Getinge Ab			7,680		159,421
Gildan Activewear Inc			26,402		722,517
Globant Sa			1,553		261,141
Globant Sa			5,111		859,470
Goldcrest Co Ltd			8,490		108,158
Golden Agri-Resources Ltd			830,979		154,895
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Goldwin Inc			2,597		$187,954
Golfzon Co Ltd			2,008		179,082
Grange Resources Ltd			260,680		149,379
Greggs Plc			15,311		432,082
Grieg Seafood Asa			18,028		143,842
Grupo Aeroportuario Del Surest			749		174,528
Grupo Aeroportuario Del Surest			1,764		411,019
Grupo Financiero Banorte Sab D			177,214		1,275,320
Grupo Financiero Banorte Sab D			175,414		1,262,370
Grupo Sbf Sa			68,416		165,606
Gujarat Fluorochemicals Ltd			3,309		124,427
Gunma Bank Ltd/The			88,891		339,543
Gvs Spa			23,312		100,764
H World Group Ltd			97,280		419,412
H. Lundbeck A/S			28,964		108,286
Haier Smart Home Co Ltd			107,268		365,580
Hansol Chemical Co Ltd			2,656		389,575
Hanwa Co Ltd			17,978		510,268
Hapvida Participacoes E Invest			676,257		650,672
Havells India Ltd			7,418		98,627
Hdfc Bank Ltd			7,237		495,088
Hdfc Bank Ltd			53,800		1,058,794
Hdfc Bank Ltd			32,685		2,235,999
Headhunter Group Plc			8,290		1
Heineken Nv			5,944		557,466
Helen Of Troy Ltd			206		22,818
Helios Towers Plc			184,803		235,860
Hensoldt Ag			10,687		252,063
Herbalife Ltd			15,648		232,840
Hikari Tsushin Inc			2,597		366,460
Hilan Ltd			3,915		193,513
Hindustan Unilever Ltd			8,940		276,755
Hitachi Ltd			19,934		1,010,868
Hitachi Ltd			40,666		2,062,170
Horiba Ltd			4,395		190,845
Horizon Therapeutics Plc			2,277		259,130
Horizon Therapeutics Plc			19,175		2,182,146
Housing Development Finance Co			22,347		712,457
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Howden Joinery Group Plc			98,719		$666,893
Hoya Corp			11,362		1,094,089
Hoya Corp			12,558		1,209,257
Hsbc Bank Plc			775,228		616,152
Huaneng Lancang River Hydropow			2,391		2,270
Huaneng Lancang River Hydropow			303,912		288,537
Hypera Sa			53,989		462,201
Hypoport Se			609		63,332
Icici Bank Ltd			73,839		1,616,332
Icici Bank Ltd			113,855		2,492,297
Icici Bank Ltd			109,639		2,399,987
Icon Plc			8,014		1,556,816
Icon Plc			13,753		2,671,428
Idec Corp/Japan			12,185		269,660
Idec Corp/Japan			7,191		159,144
Idom Inc			40,850		205,573
Idp Education Ltd			14,472		266,754
Ig Group Holdings Plc			58,227		547,727
Ihi Corp			7,091		206,647
Ihi Corp			18,677		544,267
Iluka Resources Ltd			75,987		491,084
Imcd Nv			3,321		471,917
Immunocore Holdings Plc			10,686		609,863
Impro Precision Industries Ltd			492,395		140,054
Inchcape Plc			28,485		280,970
Indivior Plc			11,386		253,654
Infineon Technologies Ag			53,835		1,633,456
Infocom Corp			14,882		242,831
Infosys Ltd			20,399		371,887
Ing Groep Nv			107,595		1,307,695
Ingenia Communities Group			216,248		655,520
Inmode Ltd			8,709		310,922
Intact Financial Corp			5,071		729,498
Integrated Diagnostics Holding			168,633		106,913
Integrated Diagnostics Holding			8,281		3,808
Intelbras Sa Industria De Tele			30,862		177,991
Intermediate Capital Group Plc			33,267		459,396
International Container Termin			84,739		304,119
International Game Technology			12,117		274,822
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
International Games System Co			13,983		$197,217
Internet Initiative Japan Inc			26,967		500,730
Intershop Holding Ag			201		130,841
Intesa Sanpaolo Spa			515,869		1,144,066
Inwido Ab			14,892		158,214
Iph Ltd			44,365		262,655
Ipsos			3,675		229,476
Iqe Plc			587,356		350,793
Itau Unibanco Holding Sa			124,102		584,520
Janus Henderson Group Plc			32,258		758,718
Jcu Corp			8,190		191,178
Jd.Com Inc			34,889		984,309
Jd.Com Inc			12,402		349,883
Jd.Com Inc			19,446		1,091,504
Jk Cement Ltd			2,923		103,175
Jpm -Cw23 Beijing Orien			142,842		661,286
Jpm -Cw23 Ming Yang Sma			146,926		514,211
Jpm -Cw23 Shandong Phar			152,583		617,762
Jpm Cw23 Sungrow Power			55,284		724,418
Jpm Struct.Prod.Bv Cert			130,291		589,279
Jpm Struct.Prod.Bv Lepw			78,998		583,971
Jpm-Cw23 Anhui Conch C			116,345		456,935
Jubilant Foodworks Ltd			4,222		26,078
Julius Baer Group Ltd			13,527		787,482
Jumbo Sa			6,622		112,934
Justsystems Corp			11,586		247,354
Jyp Entertainment Corp			3,942		211,341
Kajaria Ceramics Ltd			10,335		144,932
Kanamoto Co Ltd			13,883		238,108
Kanzhun Ltd			46,813		953,591
Kanzhun Ltd			21,763		443,311
Kasikornbank Pcl			32,573		138,717
Kb Financial Group Inc			39,522		1,515,851
Kbc Group Nv			10,872		697,120
Kei Industries Ltd			10,783		190,906
Kendrion Nv			4,281		70,814
Kerry Properties Ltd			114,859		250,175
Keyence Corp			6,479		2,524,752
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Keywords Studios Plc			19,941		$653,390
Kfc Holdings Japan Ltd			14,682		306,669
Kindred Group Plc			35,042		365,234
Knaus Tabbert Ag			3,689		124,428
Koito Manufacturing Co Ltd			31,895		480,309
Komeri Co Ltd			10,687		221,359
Koninklijke Bam Groep Nv			61,924		143,412
Koninklijke Dsm Nv			8,138		992,738
Kose Corp			7,575		827,851
Kotobuki Spirits Co Ltd			3,496		204,796
Kpit Technologies Ltd			19,889		169,310
Kubota Corp			48,539		668,432
Kureha Corp			4,494		274,550
Kweichow Moutai Co Ltd			4,781		1,187,814
Kyocera Corp			22,426		1,113,601
L&F Co Ltd			4,853		665,877
Laboratorios Farmaceuticos Rov			10,246		394,334
Laboratorios Farmaceuticos Rov			12,102		465,751
Lasertec Corp			11,627		1,916,097
Leeno Industrial Inc			1,638		201,381
Legrand Sa			10,590		845,627
Li Ning Co Ltd			157,978		1,371,307
Li Ning Co Ltd			219,312		1,903,711
Li Ning Co Ltd			25,968		225,413
Li Ning Co Ltd			74,708		648,495
Linde Plc			5,955		1,941,379
Linde Plc			4,252		1,386,096
Linea Directa Aseguradora Sa C			94,747		104,354
Localiza Rent A Car Sa			25,998		261,966
Localiza Rent A Car Sa			114		231
Lojas Renner Sa			142,144		551,374
London Stock Exchange Group Pl			9,377		804,911
Lonza Group Ag			2,841		1,391,136
L'Oreal Sa			2,160		768,984
Lotes Co Ltd			11,207		301,188
Lvmh Moet Hennessy Louis Vuitt			3,780		2,743,218
Lvmh Moet Hennessy Louis Vuitt			3,421		2,482,131
Macrotech Developers Ltd			11,207		147,774
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Majorel Group Luxembourg Sa			14,780		$323,363
Makino Milling Machine Co Ltd			4,494		147,494
Man Group Plc/Jersey			268,058		689,068
Mapletree Industrial Trust			159,804		264,513
Marcopolo Sa			415,143		222,521
Marfrig Global Foods Sa			67,917		111,913
Masonite International Corp			1,837		148,051
Matsukiyococokara & Co			20,632		1,032,019
Matsukiyococokara & Co			15,081		754,388
Max Healthcare Institute Ltd			35,845		190,446
Mcmillan Shakespeare Ltd			9,938		90,576
Media Do Co Ltd			3,995		52,412
Mediatek Inc			38,848		789,970
Medical Data Vision Co Ltd			13,384		91,087
Mega Lifesciences Pcl			134,834		181,998
Melexis Nv			3,025		261,527
Merck Kgaa			10,941		2,112,295
Merck Kgaa			10,213		1,971,822
Metawater Co Ltd			13,483		166,161
Michelin (Cgde) Eur0.50			23,067		639,698
Minerva Sa/Brazil			37,953		93,163
Mitsubishi Shokuhin Co Ltd			7,291		172,406
Mitsui Mining & Smelting Co Lt			12,485		291,903
Mitsui-Soko Holdings Co Ltd			11,286		307,504
Modec Inc			17,479		180,422
Molten Ventures Plc			73,451		312,950
Montana Aerospace Ag			16,955		262,794
Montea Nv			1,948		138,434
Morgan Advanced Materials Plc			69,807		264,089
Morgan Sindall Group Plc			14,706		270,653
Motherson Sumi Wiring India Lt			249,489		175,815
Mtu Aero Engines Ag			4,926		1,062,958
Mtu Aero Engines Ag			2,881		621,816
Multiplan Empreendimentos Imob			25,700		106,600
Musashi Seimitsu Industry Co L			23,172		274,838
Myt Netherlands Parent Bv			9,189		81,871
Nabors Industries Ltd			473		73,314
Nachi-Fujikoshi Corp			6,991		190,754
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nagarro Se			1,664		$196,410
Nakanishi Inc			13,983		270,977
Nari Technology Co Ltd			51,917		182,226
National Energy Services Reuni			20,842		144,644
National Express Group Plc			104,398		163,254
Nestle India Ltd			730		173,036
Nestle Sa			24,736		2,864,501
Nestle Sa			31,082		3,599,382
Net One Systems Co Ltd			10,387		270,023
Netease Inc			42,360		621,428
Netease Inc			42,683		626,170
New Work Se			499		81,331
Nexity Sa			10,541		293,173
Nextage Co Ltd			24,370		469,135
Nifco Inc/Japan			8,589		201,806
Nippon Carbon Co Ltd			6,492		206,897
Nippon Ceramic Co Ltd			6,192		110,759
Nippon Gas Co Ltd			14,482		228,519
Nippon Seiki Co Ltd			25,768		153,503
Nippon Soda Co Ltd			13,883		454,540
Nipro Corp			46,343		363,172
Niterra Co Ltd			15,681		289,858
Nitto Boseki Co Ltd			4,794		69,289
Noevir Holdings Co Ltd			3,895		170,929
Nojima Corp			28,964		313,253
Nordea Bank Abp			134,688		1,443,631
Nova Ljubljanska Banka Dd			35,198		478,961
Novanta Inc			2,015		273,833
Novartis Ag			17,647		1,594,340
Novo Nordisk A/S			31,780		4,278,157
Novo Nordisk A/S			18,739		2,522,616
Nrw Holdings Ltd			138,829		264,554
Nsk Ltd			22,572		119,922
Ntg Nordic Transport Group A/S			4,276		146,353
Obara Group Inc			12,485		340,633
Oberoi Realty Ltd			11,056		115,990
Ocado Group Plc			45,164		335,090
Oci Nv			9,357		333,723
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Odfjell Drilling Ltd			53,934		$143,991
Ohsho Food Service Corp			2,697		122,219
Okea Asa			72,910		253,125
Olink Holding Ab			9,703		246,264
Olink Holding Ab			200		5,069
Olink Holding Ab			7,890		200,244
Olympus Corp			94,488		1,684,298
Olympus Corp			65,384		1,165,506
Ooh!Media Ltd			163,853		142,785
Ordina Nv			60,925		251,962
Osaka Soda Co Ltd			9,388		272,521
Osg Corp			18,477		254,449
Osstem Implant Co Ltd			11,869		1,296,223
Oxford Nanopore Technologies P			41,872		124,155
Oz Minerals Ltd			14,608		276,390
Page Industries Ltd			272		140,806
Pagegroup Plc			77,415		429,480
Patria Investments Ltd			9,656		134,512
Pepco Group Nv			34,573		311,501
Pernod Ricard Sa			6,324		1,240,199
Pernod Ricard Sa			11,138		2,184,275
Pernod Ricard Sa			8,768		1,719,469
Perseus Mining Ltd			297,634		425,884
Persol Holdings Co Ltd			5,893		126,301
Petroleo Brasileiro Sa			49,891		531,339
Pharma Mar Sa			3,596		246,744
Phoenix Holdings Ltd/The			15,667		166,502
Pi Industries Ltd			4,000		165,368
Pidilite Industries Ltd			6,330		195,130
Ping An Insurance Group Co Of			173,821		1,150,275
Pirelli & C Spa			52,935		226,205
Plus500 Ltd			8,452		183,403
Pm Struct.Prod.Bv Lepw			16,336		731,022
Polycab India Ltd			4,592		142,602
Polymetal International Plc			30,576		152,207
Polypeptide Group Ag			3,764		103,020
Popular Inc			8,289		549,747
Premier Investments Ltd			8,063		135,825
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Prosus Nv			8,186		$563,069
Prothena Corp Plc			1,872		112,763
Proya Cosmetics Co Ltd			16,409		395,322
Prudential Plc			100,635		1,364,885
Prudential Plc			59,811		811,201
Prudential Plc			48,112		652,528
Ptt Exploration & Production P			51,897		264,468
Qatar Gas Transport Co Ltd			118,601		119,261
Qatar Islamic Bank Saq			40,444		206,121
Qatar National Bank Qpsc			86,632		428,196
Qatar National Bank Qpsc			90,695		448,274
Qiagen Nv			19,367		971,668
Qifu Technology Inc			79,116		1,610,798
Qol Holdings Co Ltd			13,284		117,791
Raia Drogasil Sa			62,954		282,829
Randstad Nv			12,070		733,747
Reckitt Benckiser Group Plc			12,514		866,128
Reliance Industries Ltd			18,437		1,135,327
Reliance Industries Ltd			78,652		2,421,630
Reliance Industries Ltd			24,724		1,522,492
Relx Plc			90,684		2,495,840
Relx Plc			57,438		1,580,831
Renaissancere Holdings Ltd			1,176		216,743
Renew Energy Global Plc			68,133		374,730
Renew Holdings Plc			18,477		162,697
Renishaw Plc			3,742		165,124
Rentokil Initial Plc			6,507		200,469
Resilient Reit Ltd			56,930		179,841
Resorttrust Inc			32,061		570,771
Richelieu Hardware Ltd			5,293		141,465
Rightmove Plc			28,497		175,303
Rightmove Plc			59,913		368,565
Rio Tinto Plc			14,676		1,023,598
Roche Holding Ag			9,303		2,921,087
Rolls-Royce Holdings Plc			393,022		440,618
Rotork Plc			128,410		473,589
Round One Corp			53,534		194,751
Rumo Sa			71,620		252,446
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Rws Holdings Plc			60,925		$275,265
Ryanair Holdings Plc			8,684		649,237
Ryanair Holdings Plc			13,731		1,026,499
Ryohin Keikaku Co Ltd			15,181		180,181
Safestore Holdings Plc			41,459		471,282
Sakata Inx Corp			37,654		299,643
Salik Co Pjsc			226,531		152,968
Samsung Biologics Co Ltd			503		326,604
Samsung Biologics Co Ltd			587		380,930
Samsung Electronics Co Ltd			46,877		2,050,048
Samsung Electronics Co Ltd			34,856		1,392,025
Samsung Electronics Co Ltd			46,535		2,035,106
Samsung Sdi Co Ltd			1,313		613,606
Samsung Sdi Co Ltd			628		293,302
Sandvik Ab			45,377		820,482
Sangetsu Corp			7,990		130,076
Sanki Engineering Co Ltd			10,487		123,116
Sankyu Inc			4,195		153,557
Sanofi			17,565		1,684,155
Sanwa Holdings Corp			16,779		155,274
Sap Se			17,622		1,812,786
Sapiens International Corp Nv			4,586		84,751
Sapiens International Corp Nv			12,575		229,253
Saras Spa			399,509		489,906
Saudi Tadawul Group Holding Co			3,536		170,291
Savills Plc			17,748		176,239
Schneider Electric Se			21,170		2,953,445
Schneider Electric Se			21,296		2,970,966
Schoeller-Bleckmann Oilfield E			2,943		182,825
Scout24 Se			3,033		151,925
Screen Holdings Co Ltd			6,692		429,061
Sega Sammy Holdings Inc			8,490		128,490
Sensirion Holding Ag			1,521		161,123
Serco Group Plc			260,791		487,498
Serica Energy Plc			32,960		112,994
Shandong Weigao Group Medical			251,691		413,414
Shell Plc			19,666		550,248
Sheng Siong Group Ltd			209,742		258,034
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Shenzhen Inovance Technology C			14,115		$141,114
Shenzhen Inovance Technology C			20,387		203,823
Shin-Etsu Chemical Co Ltd			4,385		539,275
Shop Apotheke Europe Nv			6,433		302,847
Shopify Inc			9,998		346,871
Shoprite Holdings Ltd			29,707		394,579
Sika Ag			11,537		2,764,504
Sika Ag			3,520		843,562
Simplo Technology Co Ltd			23,971		222,271
Sinbon Electronics Co Ltd			29,883		267,374
Sitc International Holdings Co			75,907		168,834
Sk Hynix Inc			13,989		829,700
Skan Group Ag			778		52,980
Skc Co Ltd			4,236		296,501
Sky Perfect Jsat Holdings Inc			72,211		265,432
Smart Global Holdings Inc			10,851		161,463
Smartgroup Corp Ltd			77,904		269,437
Smc Corp			2,392		1,007,635
Sociedad Quimica Y Minera De C			2,507		200,175
Socionext Inc			4,494		197,567
Sonova Holding Ag			1,865		442,021
Sony Group Corp			16,545		1,258,342
Sophia Genetics Sa			11,685		24,071
Sophia Genetics Sa			13,383		27,568
Sparebank 1 Sr-Bank Asa			27,606		338,245
Spie Sa			22,283		579,308
Spie Sa			23,341		606,833
Spin Master Corp			13,014		320,032
Spirax-Sarco Engineering Plc			2,662		339,871
Srf Ltd			6,362		176,133
Ssab Ab			44,945		245,612
Stanley Electric Co Ltd			10,088		193,350
Star Micronics Co Ltd			26,368		323,537
Starts Corp Inc			17,279		342,315
Steadfast Group Ltd			40,100		148,749
Steris Plc			12,962		2,393,977
Steris Plc			935		172,647
Strabag Se			9,229		385,107
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Subsea 7 Sa			7,715		$88,532
Sumitomo Mitsui Financial Grou			41,862		1,680,237
Sumitomo Seika Chemicals Co Lt			5,993		185,077
Sun Frontier Fudousan Co Ltd			19,676		164,183
Sun Pharmaceutical Industries			32,485		393,213
Suncor Energy Inc			56,288		1,784,246
Suncor Energy Inc			21,217		672,544
Sunny Optical Technology Group			49,507		588,944
Suzhou Maxwell Technologies Co			4,283		253,753
Swcc Corp			10,987		149,129
Syncona Ltd			87,541		190,600
Systena Corp			75,907		236,445
Taiheiyo Cement Corp			23,072		359,683
Taiwan Semiconductor Manufactu			36,985		2,754,990
Taiwan Semiconductor Manufactu			15,744		1,172,766
Taiwan Semiconductor Manufactu			41,257		3,073,217
Taiwan Semiconductor Manufactu			62,755		915,733
Taiwan Semiconductor Manufactu			267,953		3,910,034
Taiwan Semiconductor Manufactu			11,296		841,428
Taiyo Yuden Co Ltd			4,594		133,361
Takeuchi Manufacturing Co Ltd			10,987		242,636
Takuma Co Ltd			13,883		129,944
Tamron Co Ltd			14,582		328,897
Tata Consultancy Services Ltd			11,215		441,490
Tata Consumer Products Ltd			19,739		182,989
Tecan Group Ag			324		144,243
Technipfmc Plc			18,502		225,541
Telekom Austria Ag			31,758		195,906
Teleperformance			6,062		1,440,784
Telkom Indonesia Persero Tbk P			44,670		1,065,386
Tencent Holdings Ltd			27,310		1,168,673
Tencent Holdings Ltd			22,426		959,677
Tencent Holdings Ltd			19,718		843,797
Tencent Holdings Ltd			30,381		1,300,116
Tencent Holdings Ltd			13,190		558,748
Terumo Corp			36,180		1,027,183
Tesco Plc			299,898		808,796
Tessenderlo Group Sa			6,372		226,803
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tgs Asa			30,416		$407,559
Thales Sa			12,663		1,612,306
Thomson Reuters Corp			17,323		1,974,735
Thule Group Ab			14,131		295,239
Tikehau Capital Sca			10,713		277,257
Tingyi Cayman Islands Holding			177,782		313,882
Titan Co Ltd			12,386		388,875
Tmx Group Ltd			10,974		1,097,574
Tokai Carbon Co Ltd			15,481		125,894
Tokyo Century Corp			7,491		254,339
Tokyo Seimitsu Co Ltd			3,795		122,825
Tokyo Tatemono Co Ltd			25,469		308,647
Tokyo Tatemono Co Ltd			19,576		237,235
Tokyu Reit Inc			130		204,190
Topcon Corp			27,666		321,018
Toronto Dominion Bank			14,768		955,552
Totvs Sa			67,038		350,697
Toyo Tire Corp			24,170		274,228
Trainline Plc			109,971		363,252
Transcosmos Inc			16,879		416,401
Trelleborg Ab			9,081		209,863
Trent Ltd			15,387		251,336
Tsingtao Brewery Co Ltd			41,948		414,381
Tube Investments Of India Ltd			6,426		215,585
Ubs Group Ag			112,315		2,088,600
Unilever Plc			37,953		1,909,261
United Laboratories Internatio			265,674		166,792
United Tractors Tbk Pt			79,788		133,642
Uno Minda Ltd			40,951		257,992
Upl Ltd			30,128		260,804
Valmet Oyj			6,092		163,569
Van Lanschot Kempen Nv			8,716		203,724
Varun Beverages Ltd			25,152		402,084
Veidekke Asa			9,918		97,457
Verallia Sa			17,655		596,935
Victorian Plumbing Group Plc			68,233		63,200
Victrex Plc			14,117		271,185
Vinci Partners Investments Ltd			13,248		119,764
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vnet Group Inc			88,436		$501,434
Voltronic Power Technology Cor			7,740		389,059
Vonovia Se			37,563		882,757
Wajax Corp			5,443		79,262
Wal-Mart De Mexico Sab De Cv			332,686		1,175,918
Wal-Mart De Mexico Sab De Cv			101,503		358,776
Waste Connections Inc			13,495		1,788,947
Watches Of Switzerland Group P			37,601		371,112
Watkin Jones Plc			121,384		146,597
Weatherford International Plc			3,015		153,529
Weg Sa			66,161		482,575
Weir Group Plc/The			18,054		362,456
White Mountains Insurance Grou			465		658,229
Whitehaven Coal Ltd			23,501		150,129
Wienerberger Ag			8,729		210,176
Wingarc1St Inc			9,888		151,902
Wiwynn Corp			3,984		103,320
Wuliangye Yibin Co Ltd			26,397		686,112
Wuxi Lead Intelligent Equipmen			43,928		254,343
Yamaha Corp			25,516		951,433
Ya-Man Ltd			16,879		184,086
Yangzijiang Shipbuilding Holdi			497,788		504,766
Yangzijiang Shipbuilding Holdi			364,552		369,662
Yellow Hat Ltd			22,572		306,906
Yougov Plc			46,157		566,331
Zealand Pharma A/S			13,470		389,352
Zeria Pharmaceutical Co Ltd			6,991		119,910
Zhangzhou Pientzehuang Pharmac			299		12,400
Zhangzhou Pientzehuang Pharmac			4,283		177,733
Zhejiang Jingsheng Mechanical			28,190		257,742
Zurich Insurance Group Ag			3,366		1,609,084
Total non-U.S. equities					487,299,352

U.S. equities:
2Seventy Bio Inc			—		3
A10 Networks Inc			4,860		80,817
Aaon Inc			1,443		108,697
Abm Industries Inc			20,299		901,674
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Abm Industries Inc			19,567		$869,156
Academy Sports & Outdoors Inc			2,576		135,326
Acadia Healthcare Co Inc			677		55,741
Acadia Pharmaceuticals Inc			4,441		70,705
Aci Worldwide Inc			2,730		62,801
Acuity Brands Inc			928		153,654
Adaptive Biotechnologies Corp			2,489		19,014
Adaptive Biotechnologies Corp			30,561		233,483
Addus Homecare Corp			1,763		175,374
Addus Homecare Corp			9,887		983,682
Advanced Energy Industries Inc			1,897		162,686
Aerojet Rocketdyne Holdings In			2,937		164,278
Agios Pharmaceuticals Inc			1,804		50,647
Agree Realty Corp			25,867		1,834,721
Agree Realty Corp			19,365		1,373,556
Akero Therapeutics Inc			1,174		64,362
Alarm.Com Holdings Inc			409		20,261
Albany International Corp			1,358		133,910
Alector Inc			1,763		16,270
Alexandria Real Estate Equitie			16,141		2,351,301
Alexandria Real Estate Equitie			13,789		2,008,630
Allegro Microsystems Inc			48,637		1,460,091
Allison Transmission Holdings			5,824		242,299
Allogene Therapeutics Inc			2,123		13,355
Alpha Metallurgical Resources			574		84,066
Altra Industrial Motion Corp			5,124		306,182
Amedisys Inc			981		81,931
Amedisys Inc			2,514		209,999
American Homes 4 Rent			55,213		1,664,105
American Tower Corp			8,835		1,871,707
Ameris Bancorp			38,850		1,831,384
Ameris Bancorp			2,757		129,986
Amicus Therapeutics Inc			6,090		74,361
Amn Healthcare Services Inc			2,866		294,713
Amn Healthcare Services Inc			1,828		187,918
Amphastar Pharmaceuticals Inc			3,715		104,100
Apa Corp			1,469		68,578
Apellis Pharmaceuticals Inc			2,656		137,320
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Arch Resources Inc			397		$56,757
Arconic Corp			1,320		27,937
Ares Commercial Real Estate Co			10,956		112,736
Array Technologies Inc			35,255		681,470
Arvinas Inc			1,485		50,805
Asbury Automotive Group Inc			236		42,249
Asgn Inc			1,082		88,129
Asgn Inc			5,243		427,219
Ashland Inc			1,665		179,022
Aspen Technology Inc			427		87,798
Atkore Inc			2,701		306,293
Atlassian Corp			18,229		2,345,672
Atricure Inc			1,889		83,814
Avalonbay Communities Inc			16,638		2,687,420
Avantax Inc			5,461		139,418
Aveanna Healthcare Holdings In			73,405		57,256
Avidity Biosciences Inc			1,617		35,879
Avnet Inc			7,196		299,198
Axcelis Technologies Inc			2,321		184,195
Azenta Inc			372		21,630
Balchem Corp			1,556		190,002
Bancorp Inc/The			3,163		89,764
Bankunited Inc			3,595		122,134
Belden Inc			9,578		688,633
Bellring Brands Inc			3,922		100,559
Berkshire Hills Bancorp Inc			5,773		172,599
Berry Global Group Inc			1,282		77,492
Bgc Partners Inc			54,387		205,038
Bj'S Wholesale Club Holdings I			2,314		153,095
Bj'S Wholesale Club Holdings I			16,079		1,063,804
Blackstone Mortgage Trust Inc			13,392		283,503
Bloomin' Brands Inc			3,502		70,470
Bloomin' Brands Inc			24,369		490,296
Bloomin' Brands Inc			8,126		163,485
Blue Owl Capital Inc			10,039		106,414
Blueprint Medicines Corp			2,334		102,252
Booz Allen Hamilton Holding Co			2,576		269,210
Boston Beer Co Inc/The			173		56,934
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Boston Properties Inc			20,128		$1,360,281
Box Inc			6,577		204,727
Boyd Gaming Corp			4,412		240,603
Bright Horizons Family Solutio			490		30,942
Brink'S Co/The			5,407		290,411
Brixmor Property Group Inc			128,773		2,919,284
Brixmor Property Group Inc			22,099		500,975
Broadridge Financial Solutions			812		108,907
Brp Group Inc			2,077		52,224
Bruker Corp			1,239		84,713
Brunswick Corp/De			438		31,602
Buckle Inc/The			4,339		196,792
Builders Firstsource Inc			3,278		212,662
Burlington Stores Inc			385		77,962
Bwx Technologies Inc			2,092		121,521
C4 Therapeutics Inc			662		3,907
Cabot Corp			3,689		246,589
Caci International Inc			1,100		330,523
Cactus Inc			2,055		103,302
Cactus Inc			4,884		245,455
Cadre Holdings Inc			1,750		35,240
Caesars Entertainment Inc			21,872		909,867
Caleres Inc			44,842		999,084
Caleres Inc			5,840		130,126
California Resources Corp			20,474		890,806
Caredx Inc			1,010		11,521
Carriage Services Inc			1,099		30,255
Casella Waste Systems Inc			5,225		414,416
Casey'S General Stores Inc			476		106,877
Castle Biosciences Inc			16,579		390,261
Catalent Inc			2,103		94,669
Catalyst Pharmaceuticals Inc			4,587		85,320
Cavco Industries Inc			525		118,854
Cbiz Inc			3,118		146,077
Centerspace			8,668		508,550
Central Garden & Pet Co			16,379		586,364
Centrus Energy Corp			768		24,945
Cerevel Therapeutics Holdings			2,595		81,835
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Championx Corp			3,055		$88,566
	Championx Corp			74,804		2,168,555
	Championx Corp			13,072		378,961
	Charles River Laboratories Int			849		184,976
	Chart Industries Inc			8,289		955,177
	Chemed Corp			143		72,897
	Choice Hotels International In			2,342		263,801
	Chord Energy Corp			2,369		324,074
	Churchill Downs Inc			1,413		298,788
	Cirrus Logic Inc			1,508		112,320
*	Citigroup Inc			11,361,846		513,896,297
	Clean Harbors Inc			2,181		248,917
	Clearway Energy Inc			2,972		94,723
	Cno Financial Group Inc			32,558		743,951
	Coca-Cola Consolidated Inc			428		219,519
	Cogent Communications Holdings			555		31,696
	Cognex Corp			938		44,179
	Collegium Pharmaceutical Inc			34,855		808,637
	Comfort Systems Usa Inc			2,460		283,077
	Commercial Metals Co			26,466		1,278,302
	Commscope Holding Co Inc			35,054		257,645
	Concentrix Corp			1,359		180,997
	Concentrix Corp			9,188		1,223,494
	Concentrix Corp			5,059		673,720
	Conmed Corp			1,176		104,283
	Consensus Cloud Solutions Inc			645		34,684
	Core & Main Inc			43,544		840,832
	Corecivic Inc			15,418		178,233
	Corvel Corp			1,282		186,363
	Coty Inc			13,540		115,898
	Cousins Properties Inc			8,596		217,391
	Crocs Inc			2,658		288,161
	Cross Country Healthcare Inc			21,872		581,134
	Csw Industrials Inc			934		108,255
	Cto Realty Growth Inc			11,744		214,679
	Curtiss-Wright Corp			1,846		308,200
	Curtiss-Wright Corp			4,048		675,939
	Cvb Financial Corp			14,981		385,753
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cytokinetics Inc			2,438		$111,703
Darling Ingredients Inc			1,585		99,202
Darling Ingredients Inc			19,375		1,212,682
Deckers Outdoor Corp			482		192,546
Delek Us Holdings Inc			4,431		119,645
Denali Therapeutics Inc			2,693		74,879
Denali Therapeutics Inc			9,488		263,855
Design Therapeutics Inc			18,876		193,664
Dice Therapeutics Inc			1,334		41,630
Dick'S Sporting Goods Inc			1,319		158,698
Digital Turbine Inc			3,224		49,131
Digitalocean Holdings Inc			13,722		349,507
Digitalocean Holdings Inc			5,253		133,800
Diodes Inc			2,324		176,950
Domino'S Pizza Inc			310		107,246
Dorman Products Inc			1,228		99,342
Doubleverify Holdings Inc			1,394		30,617
Doubleverify Holdings Inc			20,661		453,723
Douglas Emmett Inc			54,260		850,803
Doximity Inc			13,383		449,125
Dycom Industries Inc			19,904		1,863,045
Eagle Materials Inc			1,220		162,134
Ecovyst Inc			23,090		204,579
Element Solutions Inc			8,933		162,500
Embecta Corp			1,420		35,916
Emcor Group Inc			2,111		312,701
Emcor Group Inc			2,644		391,542
Employers Holdings Inc			3,922		169,153
Encompass Health Corp			37,536		2,245,043
Encore Capital Group Inc			8,389		402,177
Endeavor Group Holdings Inc			8,008		180,493
Enersys			13,383		988,182
Enersys			3,598		265,703
Ensign Group Inc/The			4,028		381,071
Entegris Inc			1,314		86,205
Entegris Inc			12,484		818,819
Envestnet Inc			2,189		135,072
Envista Holdings Corp			11,539		388,522
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Enviva Inc			818		$43,327
Epam Systems Inc			7,994		2,619,812
Eplus Inc			609		26,976
Epr Properties			22,823		860,889
Equinix Inc			7,574		4,961,275
Equinix Inc			5,810		3,805,453
Equity Lifestyle Properties In			1,395		90,130
Equity Lifestyle Properties In			46,137		2,980,473
Equity Residential			43,233		2,550,750
Essex Property Trust Inc			11,037		2,339,028
Euronet Worldwide Inc			1,127		106,324
Evercore Inc			3,999		436,194
Everi Holdings Inc			5,568		79,898
Evolent Health Inc			3,615		101,519
Evoqua Water Technologies Corp			2,540		100,573
Exact Sciences Corp			10,387		514,241
Exelixis Inc			6,541		104,911
Exlservice Holdings Inc			2,062		349,422
Exlservice Holdings Inc			9,488		1,607,512
Exponent Inc			2,776		275,115
Extra Space Storage Inc			21,182		3,117,623
Factset Research Systems Inc			417		167,490
Fair Isaac Corp			478		286,351
Farmland Partners Inc			23,843		297,086
Fate Therapeutics Inc			2,287		23,076
Federal Agricultural Mortgage			2,805		316,195
Federal Signal Corp			2,150		99,921
Fibrogen Inc			1,994		31,951
First Advantage Corp			44,243		575,158
First Bancorp/Southern Pines N			1,496		64,092
First Foundation Inc			13,083		187,481
First Hawaiian Inc			6,380		166,129
First Industrial Realty Trust			2,991		144,353
First Merchants Corp			22,072		907,361
First Merchants Corp			8,195		336,914
Firstcash Holdings Inc			1,838		159,708
Floor & Decor Holdings Inc			273		18,985
Flywire Corp			16,978		415,454
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Focus Financial Partners Inc			38,051		$1,418,158
Foot Locker Inc			6,863		259,358
Formfactor Inc			4,440		98,707
Fortinet Inc			1,654		80,858
Fti Consulting Inc			2,311		366,990
Gaming And Leisure Properties			40,131		2,090,432
Gartner Inc			310		104,069
Generation Bio Co			2,328		9,149
Gibraltar Industries Inc			652		29,921
Globus Medical Inc			3,976		295,288
Graco Inc			680		45,745
Grand Canyon Education Inc			1,185		125,257
Graphic Packaging Holding Co			14,823		329,809
Graphic Packaging Holding Co			48,338		1,075,513
Graphic Packaging Holding Co			52,081		1,158,799
Gray Television Inc			11,631		130,151
Gxo Logistics Inc			3,490		148,967
Haemonetics Corp			2,135		167,937
Haemonetics Corp			4,145		325,977
Halozyme Therapeutics Inc			7,400		421,086
Hancock Whitney Corp			3,976		192,392
Hanover Insurance Group Inc/Th			6,782		916,486
Hanover Insurance Group Inc/Th			2,930		395,961
Harley-Davidson Inc			10,667		443,757
Hb Fuller Co			2,106		150,852
Herc Holdings Inc			1,152		151,505
Heritage Commerce Corp			10,533		136,934
Hexcel Corp			2,186		128,657
Highwoods Properties Inc			6,643		185,883
Hillenbrand Inc			7,089		302,482
Hilton Grand Vacations Inc			3,283		126,518
Host Hotels & Resorts Inc			117,235		1,881,616
Hostess Brands Inc			4,328		97,130
Hub Group Inc			3,175		252,373
Iaa Inc			3,669		146,771
Icf International Inc			8,889		880,410
Icu Medical Inc			956		150,514
Igm Biosciences Inc			935		15,901
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Inari Medical Inc			1,257		$79,919
Informatica Inc			3,832		62,424
Ingevity Corp			1,692		119,172
Ingevity Corp			3,765		265,217
Insight Enterprises Inc			6,357		637,397
Insmed Inc			6,858		137,026
Insmed Inc			30,161		602,619
Insperity Inc			1,994		226,567
Inspire Medical Systems Inc			1,169		294,572
Intellia Therapeutics Inc			2,045		71,363
Inter Parfums Inc			1,930		186,236
Interdigital Inc			5,964		295,114
Intra-Cellular Therapies Inc			2,376		125,735
Invitation Homes Inc			60,064		1,780,297
Ionis Pharmaceuticals Inc			4,475		169,029
Iovance Biotherapeutics Inc			3,065		19,586
Iovance Biotherapeutics Inc			22,171		141,675
Irhythm Technologies Inc			1,156		108,237
Iridium Communications Inc			5,192		266,884
Iveric Bio Inc			2,805		60,063
Jamf Holding Corp			20,973		446,724
John Bean Technologies Corp			1,708		155,973
John Wiley & Sons Inc			3,983		159,554
Kadant Inc			1,182		210,043
Karuna Therapeutics Inc			796		156,409
Kennedy-Wilson Holdings Inc			6,874		108,130
Kite Realty Group Trust			126,057		2,653,507
Knowbe4 Inc			45,825		1,135,541
Korn Ferry			6,039		305,705
Kosmos Energy Ltd			44,246		281,402
Kosmos Energy Ltd			51,881		329,964
Kulicke & Soffa Industries Inc			2,669		118,110
Kymera Therapeutics Inc			1,615		40,308
Landstar System Inc			1,031		167,896
Landstar System Inc			726		118,276
Lantheus Holdings Inc			3,644		185,714
Lattice Semiconductor Corp			5,908		383,336
Laureate Education Inc			16,551		159,217
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lci Industries			226		$20,867
Lci Industries			4,102		379,203
Life Storage Inc			921		90,700
Life Storage Inc			17,329		1,706,902
Life Time Group Holdings Inc			109,059		1,304,350
Lifestance Health Group Inc			74,604		368,543
Lincoln Electric Holdings Inc			1,142		164,939
Lindblad Expeditions Holdings			28,863		222,243
Littelfuse Inc			402		88,626
Livent Corp			7,272		144,487
Louisiana-Pacific Corp			3,347		198,124
Lpl Financial Holdings Inc			1,114		240,719
Lululemon Athletica Inc			6,037		1,934,146
Lulu'S Fashion Lounge Holdings			3,895		9,776
Lulu'S Fashion Lounge Holdings			40,648		102,025
Lumentum Holdings Inc			2,090		109,051
Madrigal Pharmaceuticals Inc			258		74,788
Magnolia Oil & Gas Corp			9,391		220,216
Manhattan Associates Inc			2,997		363,852
Maravai Lifesciences Holdings			4,182		59,839
Marketaxess Holdings Inc			574		160,155
Matador Resources Co			4,018		229,980
Mativ Holdings Inc			11,506		240,479
Mattel Inc			12,768		227,773
Maximus Inc			1,723		126,331
Maxlinear Inc			4,354		147,831
Mcgrath Rentcorp			908		89,639
Medical Properties Trust Inc			95,828		1,067,521
Medifast Inc			3,196		368,645
Medpace Holdings Inc			1,495		317,568
Mercadolibre Inc			1,010		854,499
Mercadolibre Inc			577		488,066
Mercury Systems Inc			1,289		57,685
Merit Medical Systems Inc			3,898		275,275
Mettler-Toledo International I			1,542		2,228,741
Mirati Therapeutics Inc			1,176		53,306
Mirion Technologies Inc Cw25			40,348		45,190
Mks Instruments Inc			861		72,943
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Modine Manufacturing Co			46,090		$915,339
Modivcare Inc			564		50,632
Moelis & Co			10,786		413,862
Molina Healthcare Inc			993		327,816
Monolithic Power Systems Inc			257		90,761
Monte Rosa Therapeutics Inc			300		2,280
Moog Inc			923		80,986
Morphic Holding Inc			599		16,029
Msa Safety Inc			653		94,179
Murphy Usa Inc			1,042		291,185
Myr Group Inc			12,384		1,140,198
Natera Inc			2,329		93,556
Natera Inc			50,035		2,009,925
National Retail Properties Inc			54,896		2,512,047
National Vision Holdings Inc			1,577		61,123
Ncr Corp			3,597		84,214
Ncr Corp			10,601		248,177
Nelnet Inc			2,947		267,458
Neogenomics Inc			1,236		11,400
Netstreit Corp			56,806		1,041,261
Neurocrine Biosciences Inc			1,196		142,905
Nevro Corp			19,675		779,115
Nexstar Media Group Inc			1,692		296,119
Nexstar Media Group Inc			4,004		700,792
Nextera Energy Partners Lp			1,348		94,500
Nextier Oilfield Solutions Inc			35,001		323,408
Now Inc			12,542		159,281
Nurix Therapeutics Inc			817		8,970
Nv5 Global Inc			795		105,191
Oceanfirst Financial Corp			6,003		127,569
Olin Corp			1,426		75,501
Omnicell Inc			2,147		108,263
Onto Innovation Inc			2,287		155,725
Option Care Health Inc			7,485		225,234
Ormat Technologies Inc			770		66,590
Osi Systems Inc			2,112		167,968
Pacira Biosciences Inc			1,602		61,851
Pacwest Bancorp			12,898		296,018
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Palomar Holdings Inc			2,233		$100,848
Papa John'S International Inc			1,816		149,447
Par Pacific Holdings Inc			7,448		173,175
Patrick Industries Inc			407		24,693
Paya Holdings Inc			9,058		71,289
Paylocity Holding Corp			866		168,207
Pbf Energy Inc			406		16,576
Pdc Energy Inc			1,103		69,992
Pdc Energy Inc			27,165		1,724,432
Pdc Energy Inc			2,608		165,533
Peapack-Gladstone Financial Co			5,656		210,505
Pebblebrook Hotel Trust			98,673		1,321,228
Pennymac Financial Services In			2,600		147,296
Penske Automotive Group Inc			458		52,685
Penumbra Inc			552		122,862
Perficient Inc			1,938		135,296
Performance Food Group Co			5,475		319,682
Performance Food Group Co			18,276		1,067,161
Petco Health & Wellness Co Inc			52,532		498,006
Petco Health & Wellness Co Inc			13,062		123,829
Petiq Inc			12,563		115,829
Phillips Edison & Co Inc			66,152		2,106,280
Piedmont Lithium Inc			7,291		320,422
Piper Sandler Cos			2,374		309,063
Planet Fitness Inc			2,404		189,427
Pmv Pharmaceuticals Inc			21,372		185,940
Pool Corp			593		179,353
Portillo'S Inc			22,471		366,727
Portland General Electric Co			32,358		1,585,555
Post Holdings Inc			3,218		290,443
Postal Realty Trust Inc			12,832		186,446
Power Integrations Inc			3,019		216,530
Powerschool Holdings Inc			3,671		84,733
Pra Group Inc			6,078		205,320
Preferred Bank/Los Angeles Ca			3,781		282,147
Prestige Consumer Healthcare I			499		31,260
Primerica Inc			1,276		181,013
Privia Health Group Inc			28,963		657,742
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Procept Biorobotics Corp			1,549		$64,346
Prologis Inc			47,612		5,367,352
Prologis Inc			57,379		6,468,322
Propetro Holding Corp			17,552		182,018
Provident Financial Services I			32,758		699,706
Ptc Inc			1,373		164,842
Ptc Therapeutics Inc			2,764		105,518
Public Storage			10,439		2,925,040
Pure Storage Inc			9,927		265,652
Qualys Inc			1,711		192,002
Quidelortho Corp			1,195		102,373
R1 Rcm Inc			18,021		197,327
Range Resources Corp			6,975		174,515
Rapid7 Inc			1,894		64,343
Rayonier Inc			54,751		1,804,607
Rbc Bearings Inc			1,121		234,588
Realty Income Corp			35,086		2,225,509
Red Rock Resorts Inc			3,392		135,699
Regal Rexnord Corp			4,495		539,289
Repligen Corp			1,274		215,761
Replimune Group Inc			2,408		65,495
Resideo Technologies Inc			25,190		414,368
Resmed Inc			8,417		1,751,865
Revolution Medicines Inc			2,340		55,738
Rexford Industrial Realty Inc			1,898		103,682
Rexford Industrial Realty Inc			28,963		1,582,519
Rexford Industrial Realty Inc			35,177		1,922,065
Rocket Pharmaceuticals Inc			1,861		36,412
Royal Gold Inc			932		105,032
Rush Enterprises Inc			23,370		1,221,776
Rxo Inc			2,352		40,454
Ryan Specialty Holdings Inc			4,918		204,132
Ryman Hospitality Properties I			747		61,093
Sage Therapeutics Inc			1,523		58,089
Saia Inc			1,592		333,799
Sarepta Therapeutics Inc			990		128,248
Sba Communications Corp			6,504		1,823,198
Sba Communications Corp			3,463		970,768
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Scholar Rock Holding Corp			2,536		$22,948
Science Applications Internati			5,803		643,673
Seagen Inc			600		77,135
Seagen Inc			5,093		654,557
Seaworld Entertainment Inc			1,719		91,972
Selective Insurance Group Inc			2,153		190,797
Servisfirst Bancshares Inc			486		33,516
Shoals Technologies Group Inc			3,250		80,173
Shockwave Medical Inc			514		105,753
Signify Health Inc			15,180		435,071
Simon Property Group Inc			38,362		4,506,724
Simon Property Group Inc			17,225		2,023,611
Simply Good Foods Co/The			5,895		224,202
Siteone Landscape Supply Inc			1,463		171,652
Sitime Corp			7,191		730,722
Skechers Usa Inc			3,313		138,969
Skyline Champion Corp			2,076		106,951
Slm Corp			3,824		63,480
Slm Corp			57,222		949,889
Sm Energy Co			5,434		189,266
Sonder Holdings Inc			67,513		83,716
Sotera Health Co			23,202		193,273
Southstate Corp			2,768		211,397
Southwest Gas Holdings Inc			19,675		1,217,466
Spirit Realty Capital Inc			5,591		223,240
Sprout Social Inc			18,276		1,031,887
Sps Commerce Inc			2,132		273,845
Spx Technologies Inc			2,728		179,125
Ss&C Technologies Holdings Inc			1,643		85,528
Staar Surgical Co			9,688		470,232
Standard Motor Products Inc			3,618		125,918
Starwood Property Trust Inc			16,197		296,893
Steven Madden Ltd			12,123		387,463
Stonex Group Inc			5,294		504,535
Stonex Group Inc			1,571		149,714
Stride Inc			18,530		579,622
Summit Materials Inc			41,237		1,170,719
Sun Communities Inc			19,887		2,843,830
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sun Communities Inc			20,421		$2,920,185
Sun Country Airlines Holdings			19,675		312,040
Supernus Pharmaceuticals Inc			2,142		76,414
Synaptics Inc			1,167		111,099
Syneos Health Inc			22,571		827,900
Syneos Health Inc			9,671		354,715
Synovus Financial Corp			12,176		457,220
Tandem Diabetes Care Inc			1,201		54,005
Targa Resources Corp			1,007		73,993
Taylor Morrison Home Corp			35,554		1,079,068
Td Synnex Corp			9,588		908,045
Techtarget Inc			608		26,798
Tegna Inc			19,298		408,927
Teledyne Technologies Inc			465		186,118
Tempur Sealy International Inc			5,236		179,760
Tempur Sealy International Inc			13,478		462,687
Tenable Holdings Inc			3,280		125,123
Teradata Corp			2,020		68,006
Terex Corp			3,922		167,545
Terreno Realty Corp			1,334		75,880
Texas Pacific Land Corp			35		81,942
Texas Roadhouse Inc			3,150		286,487
Thryv Holdings Inc			2,252		42,790
Titan Machinery Inc			25,168		999,907
Topbuild Corp			849		132,845
Topgolf Callaway Brands Corp			33,381		659,274
Toro Co/The			1,892		214,125
Travel + Leisure Co			2,113		76,923
Travel + Leisure Co			8,056		293,224
Ttec Holdings Inc			4,881		215,386
Twist Bioscience Corp			1,369		32,601
Tyler Technologies Inc			474		152,948
Ubiquiti Inc			128		34,967
Udr Inc			58,873		2,280,164
Ufp Industries Inc			3,335		264,275
Ultra Clean Holdings Inc			7,410		245,656
Ultragenyx Pharmaceutical Inc			2,301		106,607
United Community Banks Inc/Ga			55,628		1,880,235
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Universal Corp/Va			2,209		$116,665
Univest Financial Corp			5,080		132,752
Urban Edge Properties			135,179		1,904,678
Urban Edge Properties			58,102		818,655
Vail Resorts Inc			569		135,685
Valley National Bancorp			30,939		349,921
Valvoline Inc			16,923		552,542
Vector Group Ltd			10,565		125,305
Ventas Inc			42,165		1,899,540
Ventyx Biosciences Inc			979		32,093
Veritex Holdings Inc			6,002		168,543
Viad Corp			4,327		105,546
Victoria'S Secret & Co			5,374		192,284
Viper Energy Partners Lp			17,602		559,577
Voya Financial Inc			3,381		207,876
Wabash National Corp			9,874		223,158
Walker & Dunlop Inc			3,890		305,286
Watsco Inc			477		119,060
Watts Water Technologies Inc			1,506		220,231
Webster Financial Corp			40,799		1,931,443
Welltower Inc			43,351		2,841,646
Wendy'S Co/The			11,946		270,329
Werner Enterprises Inc			4,096		164,894
Wesco International Inc			10,087		1,262,891
Wesco International Inc			8,132		1,018,066
West Pharmaceutical Services I			646		152,075
Western Alliance Bancorp			1,281		76,317
Weyerhaeuser Co			72,268		2,240,308
Willscot Mobile Mini Holdings			4,913		221,905
Wintrust Financial Corp			5,034		425,432
Workiva Inc			820		68,851
World Fuel Services Corp			27,265		745,148
World Fuel Services Corp			21,869		597,674
World Wrestling Entertainment			2,795		191,540
World Wrestling Entertainment			24,668		1,690,264
Xencor Inc			2,845		74,092
Xpo Inc			3,668		122,117
Yum China Holdings Inc			19,058		1,041,519
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Yum China Holdings Inc			13,990		$764,539
Zebra Technologies Corp			388		99,615
Zentalis Pharmaceuticals Inc			896		18,042
Ziff Davis Inc			1,106		87,451
Total U.S. equities					787,036,825

Synthetic guaranteed investment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			1,029,271		13,068,455
Asset-Backed Securities Index Fund			1,154,720		41,835,958
Commercial Mortgage-Backed Securities Index Fund			547,225		16,325,517
GOV1-3A (#101089)			545,994		66,022,003
Intermediate Government Bond Index Fund			—		1
Intermediate Term Credit Bond Index Fund			1,332,100		77,085,308
Mortgage-Backed Securities (MBS) Index Fund			941,950		46,925,927
Total Voya Retirement Ins & Annuity Co 60266					261,263,169

Prudential GA-62194
Treasury Bond	6.25%	8/15/2023	3,923,497		4,046,620
Treasury Note	2.13%	7/31/2024	10,063,322		9,769,933
Treasury Note	3.13%	11/15/2028	5,605,709		5,378,386
Treasury Note	2.63%	2/15/2029	6,015,031		5,632,472
Treasury Note	2.00%	8/15/2025	3,474,242		3,308,861
Treasury Note	2.13%	5/15/2025	3,599,035		3,431,825
Treasury Note	0.38%	4/30/2025	1,048,263		957,868
Treasury Note	0.38%	1/31/2026	34,942		31,170
Treasury Note	0.75%	3/31/2026	11,515,914		10,355,800
Treasury Note	0.75%	4/30/2026	8,211,391		7,359,101
Treasury Note	0.88%	6/30/2026	3,059,929		2,752,336
Treasury Note	1.25%	11/30/2026	3,429,316		3,083,723
Treasury Note	1.50%	11/30/2028	2,640,624		2,301,237
Treasury Note	1.25%	12/31/2026	3,024,987		2,731,100
Treasury Note	1.75%	3/15/2025	289,520		275,153
Treasury Note	2.50%	4/30/2024	329,454		321,496
Treasury Note	2.88%	5/15/2032	4,387,728		4,077,769
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	2.50%	5/31/2024	1,831,964		$1,780,960
Treasury Note	2.75%	7/31/2027	3,064,920		2,939,044
Treasury Note	4.25%	9/30/2024	7,013,376		7,055,834
Treasury Note	4.13%	11/15/2032	2,820,326		2,903,295
Treasury Note	4.50%	11/30/2024	913,486		917,706
Treasury Note	3.88%	11/30/2029	2,445,946		2,444,724
Treasury Note	3.88%	11/30/2027	3,983,398		3,982,653
Treasury Note	4.00%	12/15/2025	4,592,389		4,576,930
Treasury Note	3.88%	12/31/2029	1,447,601		1,443,755
Treasury Note	3.88%	12/31/2027	898,511		895,327
Fhlmc	6.75%	3/15/2031	399,338		479,095
Fnma	6.63%	11/15/2030	299,504		352,739
Fnma	0.50%	6/17/2025	444,264		404,466
Fnma	0.88%	8/5/2030	99,835		79,958
Fnma	1.63%	1/7/2025	169,719		161,736
Pefco	3.55%	1/15/2024	144,760		144,793
Pefco	1.40%	7/15/2028	1,008,329		861,639
Tva	1.50%	9/15/2031	64,892		51,570
Fgold 30Yr Giant	5.50%	1/1/2035	21,742		22,325
Fgold 30Yr Giant	4.50%	6/1/2039	25,502		25,401
Fgold 30Yr Giant	4.00%	11/1/2039	87,403		85,075
Fgold 30Yr Giant	4.50%	12/1/2039	50,097		49,898
Fgold 30Yr Giant	5.50%	1/1/2040	27,228		28,193
Fgold 30Yr Giant	4.00%	12/1/2040	67,315		65,407
Fgold 30Yr Giant	4.00%	12/1/2040	75,475		73,336
Fgold 30Yr Giant	4.00%	2/1/2041	145,693		141,565
Fgold 30Yr Giant	4.50%	4/1/2041	215,057		214,163
Fgold 30Yr Giant	3.00%	6/1/2042	91,274		83,083
Fgold 30Yr Giant	3.50%	9/1/2042	149,369		141,082
Fgold 15Yr Giant	3.00%	1/1/2032	182,380		173,463
Fgold 15Yr Giant	2.00%	1/1/2032	106,185		97,535
Fgold 30Yr Giant	3.50%	7/1/2047	172,127		159,980
Fgold 30Yr Giant	4.00%	8/1/2047	87,707		84,113
Fgold 30Yr Giant	4.50%	8/1/2047	93,095		91,724
Fgold 30Yr Giant	3.50%	10/1/2047	88,173		81,950
Fgold 30Yr Giant	3.50%	1/1/2048	103,402		96,104
Fgold 30Yr Giant	5.50%	6/1/2038	127,982		132,516
Fgold 30Yr Giant	4.50%	10/1/2039	110,335		109,897
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.50%	11/1/2039	21,487		$21,401
Fgold 30Yr Giant	3.50%	5/1/2045	239,435		222,908
Fgold 30Yr Giant	4.00%	11/1/2045	149,556		144,452
Fgold 30Yr Giant	3.50%	12/1/2045	372,882		347,144
Fgold 30Yr Giant	4.00%	12/1/2046	119,668		114,841
Fgold 30Yr Giant	3.00%	1/1/2047	223,825		201,884
Fgold 30Yr Giant	3.00%	2/1/2047	495,700		447,108
Fgold 15Yr Giant	2.50%	12/1/2031	75,320		70,481
Fgold 20Yr	3.00%	1/1/2037	83,977		77,733
Fgold 20Yr	3.50%	11/1/2037	68,509		65,374
Fgold 20Yr	3.00%	12/1/2037	60,038		55,530
Fgold 15Yr	4.00%	6/1/2026	30,682		30,209
Fgold 15Yr	4.00%	7/1/2026	24,216		23,782
Fgold 30Yr	3.00%	12/1/2042	187,088		170,298
Fgold 30Yr	3.00%	10/1/2042	107,675		98,012
Fgold 30Yr	3.00%	1/1/2043	331,591		301,832
Fgold 30Yr	4.00%	11/1/2040	59,203		57,525
Fgold 30Yr	4.00%	12/1/2040	190,829		185,499
Fgold 15Yr	2.50%	8/1/2028	55,924		53,449
Fgold 15Yr	3.00%	8/1/2029	90,864		87,924
Fgold 15Yr	2.50%	4/1/2031	109,096		102,087
Fgold 15Yr	2.50%	7/1/2031	81,720		76,470
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	57,690		50,145
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	16,627		15,917
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	117,988		116,081
Fhlmc 15Yr Umbs Super	4.00%	11/1/2037	595,103		582,160
Fhlmc 30Yr Umbs Super	3.00%	2/1/2050	1,018,257		907,726
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	403,662		331,979
Fhlmc 30Yr Umbs Super	2.00%	2/1/2051	980,009		804,458
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	392,428		303,675
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	1,600,364		1,314,680
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	441,851		362,304
Fhlmc 30Yr Umbs Super	2.00%	4/1/2051	425,896		349,089
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	1,648,488		1,409,949
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	471,633		386,431
Fhlmc 30Yr Umbs Super	2.50%	9/1/2051	478,822		408,328
Fhlmc 30Yr Umbs Super	3.00%	6/1/2052	481,702		424,411
Fhlmc 30Yr Umbs Super	3.50%	8/1/2052	497,372		453,826
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 30Yr Umbs Super	5.00%	9/1/2052	993,000		$983,363
Fhlmc 30Yr Umbs Super	5.50%	1/1/2053	499,123		502,927
Fhlmc 30Yr Umbs Super	5.50%	11/1/2052	572,326		576,688
Fgold 30Yr	5.00%	8/1/2041	152,638		155,333
Fgold 30Yr	5.00%	7/1/2041	27,291		27,773
Fhlmc Gold 30Yr	2.50%	1/1/2043	148,615		130,956
Fhlmc Gold 30Yr	3.00%	2/1/2043	272,929		249,394
Fhlmc Gold 30Yr	3.50%	9/1/2043	214,240		201,372
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	147,917		143,131
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	223,903		216,659
Fhlmc Gold 30Yr	3.50%	12/1/2046	86,429		80,958
Fhlmc Gold 30Yr	4.50%	7/1/2047	48,532		47,817
Fhlmc Gold 30Yr	4.00%	1/1/2048	155,563		149,190
Fhlmc 30Yr Umbs	3.00%	1/1/2050	207,018		184,547
Fhlmc 30Yr Umbs	2.50%	10/1/2051	2,164,160		1,856,461
Fhlmc 30Yr Umbs	2.50%	4/1/2052	93,875		79,807
Fhlmc 30Yr Umbs	2.50%	9/1/2051	489,495		415,943
Fhlmc 20Yr Umbs	2.00%	6/1/2040	371,156		314,064
Fnma 30Yr	5.50%	5/1/2037	30,538		31,580
Fnma 30Yr	5.50%	6/1/2033	41,625		42,651
Fnma 30Yr	5.50%	10/1/2033	52,626		53,923
Fnma 30Yr	4.00%	12/1/2040	102,591		99,589
Fnma 30Yr	4.00%	1/1/2041	125,631		121,956
Fnma 30Yr	4.50%	2/1/2041	290,310		288,820
Fnma 30Yr	4.00%	2/1/2041	56,049		54,244
Fnma 30Yr	4.00%	1/1/2042	153,683		148,733
Fnma 30Yr	3.00%	10/1/2043	22,353		20,322
Fnma 30Yr	5.00%	12/1/2034	97,772		98,688
Fnma 15Yr	3.00%	5/1/2027	116,174		112,356
Fnma 30Yr	4.50%	5/1/2039	35,153		34,979
Fnma 30Yr	3.50%	8/1/2042	257,087		242,590
Fnma 30Yr	3.50%	5/1/2042	424,488		398,810
Fnma 30Yr	3.00%	12/1/2042	138,254		126,755
Fnma 30Yr	3.00%	1/1/2043	276,686		252,566
Fnma 30Yr	3.00%	2/1/2043	325,414		295,848
Fnma 30Yr	3.00%	7/1/2043	144,277		131,168
Fnma 30Yr	3.50%	3/1/2043	229,357		216,129
Fnma 30Yr	3.00%	10/1/2043	69,374		63,070
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 15Yr	3.00%	8/1/2028	98,961		$95,694
Fnma 30Yr	4.00%	9/1/2044	96,522		93,221
Fnma 30Yr	4.00%	7/1/2045	79,965		77,161
Fnma 30Yr	3.50%	5/1/2045	258,276		242,280
Fnma 30Yr	3.50%	6/1/2045	327,952		305,018
Fnma 15Yr	3.00%	12/1/2030	76,487		72,704
Fnma 30Yr	4.00%	12/1/2045	128,246		123,748
Fnma 30Yr	3.50%	4/1/2046	134,875		125,256
Fnma 30Yr	4.00%	7/1/2046	31,262		29,973
Fnma 15Yr	2.00%	8/1/2031	121,662		111,630
Fnma 30Yr	2.50%	9/1/2046	171,671		149,214
Fnma 20Yr	3.00%	11/1/2036	215,585		199,344
Fnma 30Yr	3.00%	11/1/2046	195,667		176,311
Fnma 30Yr	3.00%	12/1/2046	56,745		51,131
Fnma 30Yr	3.50%	12/1/2046	241,623		224,390
Fnma 30Yr	3.00%	1/1/2047	613,834		553,110
Fnma 30Yr	4.00%	2/1/2047	250,818		240,477
Fnma 15Yr	2.50%	7/1/2028	63,701		60,825
Fnma 30Yr	3.00%	9/1/2043	53,734		48,852
Fnma 15Yr	2.50%	8/1/2028	71,865		68,620
Fnma 15Yr	2.50%	8/1/2028	6,372		6,084
Fnma 15Yr	3.00%	11/1/2028	56,545		54,678
Fnma 30Yr	4.00%	10/1/2043	46,316		44,757
Fnma 15Yr	2.50%	2/1/2029	42,702		40,214
Fnma 15Yr	2.50%	7/1/2030	47,806		44,899
Fnma 30Yr	5.50%	4/1/2034	45,761		46,889
Fnma 30Yr	5.00%	4/1/2034	209,360		211,126
Fnma 30Yr	5.50%	9/1/2034	44,123		45,258
Fnma 30Yr	5.00%	7/1/2035	62,561		63,147
Fnma 30Yr	5.50%	2/1/2035	77,237		79,141
Fnma 30Yr	3.00%	10/1/2046	301,380		271,565
Fnma 30Yr	3.50%	9/1/2047	178,852		167,596
Fnma 15Yr	3.50%	12/1/2030	37,156		36,252
Fnma 30Yr	4.00%	1/1/2048	101,780		97,517
Fnma 30Yr	4.50%	11/1/2048	67,359		66,271
Fnma 30Yr Umbs	3.00%	2/1/2050	280,179		249,912
Fnma 30Yr Umbs	3.00%	6/1/2050	301,634		268,816
Fnma 30Yr Umbs	2.50%	8/1/2050	1,398,171		1,198,785
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs	2.00%	12/1/2050	319,987		$264,561
Fnma 30Yr Umbs	2.50%	3/1/2052	139,903		118,843
Fnma 30Yr	3.50%	8/1/2048	66,745		61,934
Fnma 30Yr Umbs	3.00%	4/1/2052	463,070		408,671
Fnma 30Yr Umbs	3.00%	3/1/2052	480,856		423,851
Fnma 30Yr Umbs Super	3.50%	11/1/2048	318,929		296,139
Fnma 30Yr Umbs Super	2.50%	4/1/2051	714,392		616,767
Fnma 30Yr Umbs Super	3.00%	7/1/2050	384,934		343,524
Fnma 30Yr Umbs Super	3.00%	3/1/2052	919,587		819,234
Fnma 30Yr Umbs Super	3.00%	4/1/2052	971,666		864,761
Fnma 30Yr Umbs Super	2.50%	5/1/2052	477,785		408,406
Fnma 30Yr	6.50%	12/1/2037	28,960		31,158
Fnma 30Yr	6.00%	5/1/2038	123,769		130,370
Fnma 30Yr	4.00%	9/1/2040	64,198		62,320
Fnma 30Yr	5.50%	3/1/2038	49,162		50,850
Fnma 30Yr	4.00%	3/1/2039	21,215		20,629
Fnma 30Yr	4.50%	2/1/2041	281,277		279,834
Fnma 30Yr	4.50%	3/1/2041	91,717		91,218
Fnma 30Yr	3.50%	5/1/2042	237,928		224,980
Fnma 30Yr	3.50%	9/1/2042	88,620		83,259
Fnma 30Yr	3.50%	6/1/2042	860,387		808,341
Fnma 30Yr	3.00%	10/1/2042	119,421		108,591
Fnma 30Yr	3.50%	11/1/2042	300,850		282,651
Fnma 30Yr	3.00%	12/1/2042	246,165		223,841
Fnma 30Yr	3.00%	1/1/2043	70,044		63,798
Fnma 30Yr	3.00%	1/1/2043	196,990		179,424
Fnma 30Yr	3.00%	1/1/2043	209,604		190,595
Fnma 30Yr	3.00%	3/1/2043	331,947		304,341
Fnma 30Yr	4.50%	9/1/2039	34,245		34,076
Fnma 20Yr	4.50%	6/1/2031	63,942		63,448
Fnma 30Yr	3.50%	1/1/2046	105,397		98,026
Fnma 30Yr	4.50%	12/1/2048	42,189		41,507
Fnma 30Yr	3.00%	11/1/2046	184,357		166,119
Fnma 30Yr	3.00%	1/1/2047	234,170		211,004
Fnma 30Yr	3.50%	8/1/2047	125,024		116,090
Fnma 30Yr	4.00%	10/1/2047	388,435		372,166
Fnma 30Yr	3.50%	11/1/2047	312,995		290,629
Fnma 30Yr	4.50%	3/1/2048	59,561		58,626
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	2/1/2048	87,497		$83,833
Fnma 30Yr	4.00%	4/1/2048	179,492		171,826
Fnma 15Yr	3.50%	3/1/2033	53,329		51,728
Fnma 15Yr	3.50%	5/1/2033	127,088		123,273
Fnma 30Yr Umbs	2.00%	8/1/2051	501,585		410,516
Fnma 30Yr Umbs	2.00%	10/1/2051	989,295		809,062
Fnma 30Yr Umbs	2.50%	11/1/2051	1,928,799		1,642,884
Fnma 30Yr Umbs	3.00%	11/1/2051	467,715		413,626
Fnma 30Yr Umbs	2.50%	12/1/2051	484,651		412,564
Fnma 20Yr Umbs	2.00%	8/1/2040	420,307		355,500
Fnma 30Yr Umbs	1.50%	9/1/2050	874,254		676,503
Fnma 30Yr Umbs	2.00%	9/1/2050	841,428		692,006
Fnma 30Yr Umbs	2.50%	9/1/2050	1,230,743		1,055,233
Fnma 30Yr Umbs	1.50%	10/1/2050	74,855		57,923
Fnma 30Yr Umbs	2.00%	10/1/2050	776,680		638,515
Fnma 30Yr Umbs	2.50%	10/1/2050	2,047,435		1,754,826
Fnma 30Yr Umbs	2.00%	11/1/2050	2,060,754		1,693,523
Fnma 20Yr Umbs	2.00%	1/1/2041	1,207,036		1,020,050
Fnma 30Yr Umbs	1.50%	1/1/2051	892,999		691,008
Fnma 30Yr Umbs	2.00%	1/1/2051	403,627		331,449
Fnma 30Yr Umbs	1.50%	12/1/2050	2,226,240		1,722,677
Fnma 20Yr Umbs	2.00%	2/1/2041	454,779		384,257
Fnma 30Yr Umbs	2.00%	2/1/2051	1,753,161		1,439,112
Fnma 30Yr Umbs	2.00%	3/1/2051	881,675		722,966
Fnma 15Yr Umbs	2.00%	5/1/2036	789,256		706,179
Fnma 20Yr Umbs	2.00%	5/1/2041	2,696,557		2,279,521
Fnma 20Yr Umbs	2.50%	5/1/2041	845,223		737,899
Fnma 30Yr Umbs	2.50%	4/1/2051	1,904,422		1,628,847
Fnma 30Yr Umbs	2.00%	5/1/2051	1,457,466		1,194,204
Fnma 30Yr Umbs	3.50%	5/1/2052	496,923		453,027
Fnma 30Yr Umbs	4.00%	4/1/2052	941,422		886,259
Fnma 30Yr Umbs	3.50%	7/1/2052	989,711		902,362
Fnma 30Yr Umbs	4.50%	6/1/2052	1,408,329		1,362,287
Fnma 30Yr Umbs	5.00%	7/1/2052	484,020		479,322
Fnma 15Yr Umbs	4.00%	7/1/2037	373,210		365,080
Fnma 30Yr Umbs	3.50%	9/1/2052	494,174		450,829
Fnma 30Yr Umbs	5.50%	11/1/2052	499,185		502,989
Fnma 30Yr Umbs	5.50%	1/1/2053	249,586		251,494
Fnma 30Yr	4.00%	7/1/2040	32,439		31,543
Fnma 30Yr	3.50%	6/1/2039	64,385		60,471
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	10/1/2040	24,912		$24,183
Gnma 30Yr	3.50%	1/15/2042	132,903		125,165
Gnma 30Yr	3.00%	11/15/2042	201,325		182,930
Gnma2 30Yr	4.00%	4/20/2042	39,958		39,089
Gnma2 30Yr	3.00%	8/20/2042	76,474		69,748
Gnma2 30Yr	3.50%	8/20/2042	227,365		214,841
Gnma2 30Yr	3.00%	9/20/2042	158,135		144,226
Gnma2 30Yr	3.50%	9/20/2042	185,564		175,342
Gnma2 30Yr	3.50%	10/20/2042	184,438		174,278
Gnma2 30Yr	3.00%	12/20/2042	81,046		73,918
Gnma2 30Yr	3.00%	1/20/2043	112,194		102,326
Gnma2 30Yr	3.50%	5/20/2043	235,394		222,409
Gnma2 30Yr	4.50%	6/20/2044	120,718		120,869
Gnma2 30Yr	3.50%	10/20/2044	188,926		178,324
Gnma2 30Yr	4.00%	10/20/2044	143,443		139,072
Gnma2 30Yr	3.00%	12/20/2044	44,294		40,323
Gnma2 30Yr	3.50%	4/20/2046	125,795		118,391
Gnma2 30Yr	3.50%	4/20/2045	215,951		203,599
Gnma2 30Yr	3.50%	6/20/2045	87,849		82,824
Gnma2 30Yr	3.00%	8/20/2045	111,209		101,074
Gnma2 30Yr	3.00%	9/20/2045	105,168		95,583
Gnma2 30Yr	4.00%	12/20/2045	231,340		224,047
Gnma2 30Yr	3.00%	5/20/2046	147,612		134,151
Gnma2 30Yr	4.00%	5/20/2046	112,931		109,371
Gnma2 30Yr	3.00%	7/20/2046	335,740		305,123
Gnma2 30Yr	3.50%	7/20/2046	96,236		90,572
Gnma2 30Yr	3.50%	8/20/2046	110,088		103,609
Gnma2 30Yr	3.50%	9/20/2046	114,673		107,925
Gnma2 30Yr	3.00%	10/20/2046	284,058		258,155
Gnma2 30Yr	4.00%	10/20/2046	44,285		42,881
Gnma2 30Yr	3.50%	11/20/2046	36,183		34,053
Gnma2 30Yr	4.00%	11/20/2046	52,856		51,180
Gnma2 30Yr	2.50%	12/20/2046	74,826		66,011
Gnma2 30Yr	3.50%	12/20/2046	396,092		372,781
Gnma2 30Yr	4.00%	3/20/2047	109,506		106,032
Gnma2 30Yr	3.50%	8/20/2048	65,783		61,546
Gnma2 30Yr	3.50%	7/20/2047	144,490		135,373
Gnma2 30Yr	4.00%	8/20/2047	139,708		134,782
Gnma2 30Yr	3.50%	8/20/2047	99,746		93,452
Gnma2 30Yr	4.00%	9/20/2047	164,110		158,323
Gnma2 30Yr	3.50%	11/20/2047	269,640		252,626
Gnma2 30Yr	4.00%	12/20/2047	68,841		66,413
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	1/20/2048	129,474		$117,653
Gnma2 30Yr	4.00%	1/20/2048	100,854		97,297
Gnma2 30Yr	4.50%	1/20/2048	67,072		66,116
Gnma2 30Yr	4.50%	2/20/2048	62,493		61,602
Gnma2 30Yr	3.00%	10/20/2049	46,366		41,896
Gnma2 30Yr	3.50%	12/20/2048	146,919		137,457
Gnma2 30Yr	3.00%	7/20/2049	148,950		134,799
Gnma2 30Yr	3.00%	9/20/2049	165,486		149,581
Gnma 30Yr	3.00%	12/20/2049	199,942		180,559
Gnma2 30Yr	3.50%	12/20/2049	104,667		97,669
Gnma2 30Yr	2.00%	3/20/2051	389,746		328,738
Gnma2 30Yr	2.50%	3/20/2051	2,181,348		1,903,588
Gnma2 30Yr	2.50%	5/20/2051	1,119,429		976,194
Gnma2 30Yr	3.00%	6/20/2051	309,864		278,052
Gnma2 30Yr	2.00%	7/20/2051	445,255		375,007
Gnma2 30Yr	3.00%	7/20/2051	1,049,869		941,791
Gnma2 30Yr	2.50%	8/20/2051	499,038		434,132
Gnma2 30Yr	3.00%	8/20/2051	560,532		502,673
Gnma2 30Yr	2.00%	9/20/2051	1,095,251		921,774
Gnma2 30Yr	2.00%	12/20/2051	934,475		785,595
Gnma2 30Yr	4.50%	8/20/2052	506,609		493,113
Gnma2 30Yr	5.00%	8/20/2052	997,461		992,205
Gnma 30Yr	3.50%	5/15/2043	74,700		70,262
Gnma 30Yr	3.00%	3/15/2043	87,638		79,629
Gnma2 15Yr	3.00%	3/20/2027	26,058		25,021
Gnma2 30Yr	5.00%	8/20/2039	25,216		25,792
Gnma2 30Yr	4.50%	5/20/2040	97,460		97,795
Gnma2 30Yr	4.50%	7/20/2040	61,416		61,627
Gnma2 30Yr	4.00%	9/20/2040	72,810		71,310
Gnma2 30Yr	4.00%	10/20/2040	115,246		112,872
Gnma2 30Yr	4.50%	10/20/2040	71,613		71,859
Gnma2 30Yr	4.50%	12/20/2040	103,520		103,875
Gnma2 30Yr	4.00%	2/20/2041	25,879		25,346
Gnma2 30Yr	4.00%	1/20/2041	47,030		46,061
Gnma2 30Yr	4.00%	3/20/2041	75,488		73,884
Gnma2 30Yr	5.00%	4/20/2041	90,914		93,011
Gnma2 30Yr	4.50%	8/20/2041	90,401		90,688
Gnma2 30Yr	4.50%	7/20/2041	29,462		29,556
Gnma 30Yr	4.50%	11/15/2039	40,284		40,261
Gnma 30Yr	4.50%	4/15/2040	95,606		95,554
Gnma 30Yr	5.00%	5/15/2035	35,915		36,606
Gnma 30Yr Platinum	5.00%	7/15/2039	47,583		48,777
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma 30Yr	5.50%	4/15/2038	14,364		$14,792
Gnma 30Yr	5.50%	6/15/2038	76,180		79,009
Umbs 30Yr Tba(Reg A)	3.50%	1/12/2023	998,345		907,317
Umbs 30Yr Tba(Reg A)	4.00%	1/12/2023	499,173		468,523
Gnma2 30Yr Tba(Reg C)	3.00%	1/23/2023	499,173		444,484
Gnma2 30Yr Tba(Reg C)	5.50%	2/21/2023	249,586		251,272
Bbcms_20-C8	1.62%	10/15/2053	848,594		725,251
Bank_21-Bn37	2.37%	11/15/2064	599,007		486,754
Bank_19-Bn22	2.73%	11/15/2062	474,214		409,938
Bank_21-Bn31	1.77%	2/15/2054	998,345		789,046
Bbcms_19-C4	2.66%	8/15/2052	599,007		524,668
Bmark_20-B17	2.04%	3/15/2053	1,198,014		987,640
Bmark_20-B18	1.67%	7/15/2053	698,842		560,298
Bmark_21-B31	2.67%	12/15/2054	499,173		415,267
Comm_15-Pc1	3.62%	7/10/2050	211,916		205,261
Comm_15-Cr25	3.51%	8/10/2048	502,376		479,508
Comm_16-Dc2	3.50%	2/10/2049	525,935		500,286
Comm_16-Dc2	3.77%	2/10/2049	698,842		665,883
Csail_15-C3	3.45%	8/15/2048	449,715		429,728
Csail_16-C5	3.76%	11/15/2048	369,388		352,960
Csail_16-C7	3.21%	11/15/2049	481,932		450,784
Dbjpm_17-C6	3.27%	6/10/2050	149,393		144,536
Cgcmt_15-Gc33	3.52%	9/10/2058	204,654		195,429
Jpmbb_15-C30	3.55%	7/15/2048	544,892		521,928
Jpmcc_19-Cor4	3.76%	3/10/2052	798,676		745,785
Msbam_15-C23	3.45%	7/15/2050	971,127		927,277
Msbam_15-C24	3.73%	5/15/2048	998,345		953,068
Msbam_15-C25	3.37%	10/15/2048	698,842		664,026
Ubscm_18-C8	3.72%	2/15/2051	826,228		769,224
Ubscm_19-C17	2.67%	10/15/2052	249,586		213,537
Ubscm_18-C13	4.07%	10/15/2051	798,676		762,998
Wfcm_16-C37	3.79%	12/15/2049	603,999		571,860
American Intl Grp Inc	3.90%	4/1/2026	170,717		167,148
Anthem Inc	3.65%	12/1/2027	94,843		89,857
Anthem Inc	4.10%	3/1/2028	119,801		116,686
Anthem Inc	2.25%	5/15/2030	194,677		162,356
Arch Cap Fin Llc	4.01%	12/15/2026	24,959		23,931
Banco Santander Sa	3.80%	2/23/2028	399,338		368,502
Banco Santander Sa	3.49%	5/28/2030	399,338		338,676
Bank Of Amer Corp	4.00%	1/22/2025	179,702		179,198
Bank Of Amer Corp	3.95%	4/21/2025	409,322		402,170
Bank Of Amer Corp	3.97%	3/5/2029	1,133,122		1,062,508
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Bank Of Amer Corp	3.97%	2/7/2030	249,586		$231,260
	Bank Of Amer Corp	2.50%	2/13/2031	923,469		761,267
	Bank Of Amer Corp	2.69%	4/22/2032	24,959		20,170
*	Bank Of NY Mellon Corp	1.60%	4/24/2025	89,851		83,819
	Barclays Plc	4.97%	5/16/2029	109,818		104,415
	Barclays Plc	3.93%	5/7/2025	499,173		486,812
	Barclays Plc	2.28%	11/24/2027	374,380		325,666
	Broadstone Net Lease Inc	2.60%	9/15/2031	194,677		147,979
	Cna Finl Corp	3.95%	5/15/2024	204,661		202,237
	Corebridge Finl Inc	3.90%	4/5/2032	304,495		270,463
	Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	524,131		470,888
	Cubesmart Lp	2.25%	12/15/2028	84,859		70,243
	Fairfax Fin Hldgs Ltd	5.63%	8/16/2032	64,892		62,544
	Goldman Sachs Grp Inc	4.22%	5/1/2029	474,214		445,934
	Goldman Sachs Grp Inc	1.99%	1/27/2032	514,148		397,671
	Goldman Sachs Grp Inc	1.43%	3/9/2027	164,727		144,988
	Goldman Sachs Grp Inc	2.62%	4/22/2032	154,744		124,478
	Goldman Sachs Grp Inc	1.54%	9/10/2027	469,222		408,078
	Hsbc Hldgs Plc	4.58%	6/19/2029	364,396		336,377
	Hsbc Holdings Plc	1.65%	4/18/2026	99,835		90,541
	Hcp Inc	3.00%	1/15/2030	119,801		104,645
	Jpmorgan Chase & Co	3.88%	9/10/2024	194,677		192,889
	Jpmorgan Chase & Co	3.51%	1/23/2029	1,477,551		1,366,427
	Jpmorgan Chase & Co	4.45%	12/5/2029	249,586		236,037
	Jpmorgan Chase & Co	2.74%	10/15/2030	409,322		346,825
	Jpmorgan Chase & Co	2.58%	4/22/2032	584,032		471,314
	Kimco Realty Corp	1.90%	3/1/2028	299,504		253,521
	Lincoln Natl Corp	3.05%	1/15/2030	44,926		37,861
	Lloyds Bkg Grp Plc	4.38%	3/22/2028	199,669		191,704
	Markel Corp	3.35%	9/17/2029	209,653		184,390
	Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,793		122,604
	Mitsubishi Ufj Fin Grp Inc	1.54%	7/20/2027	349,421		306,222
	Morgan Stanley	4.43%	1/23/2030	459,239		438,704
	Morgan Stanley	2.70%	1/22/2031	778,709		655,603
	Morgan Stanley	1.93%	4/28/2032	559,073		425,447
	Morgan Stanley	3.77%	1/24/2029	269,553		251,687
	Morgan Stanley	3.88%	1/27/2026	404,330		398,185
	Morgan Stanley	2.51%	10/20/2032	44,926		35,454
	Morgan Stanley	1.59%	5/4/2027	94,843		83,591
	Nomura Hldgs Inc	2.61%	7/14/2031	199,669		156,692
	Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,909		54,650
	Realty Income Corp	3.10%	12/15/2029	174,710		152,879
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Royal Bk Of Canada	1.15%	6/10/2025	424,297		$389,354
Simon Property Grp Lp	3.75%	2/1/2024	394,346		394,871
Simon Property Grp Lp	3.50%	9/1/2025	79,868		77,571
Simon Property Grp Lp	2.65%	2/1/2032	104,826		85,736
Unitedhealth Grp Inc	3.75%	7/15/2025	289,520		288,579
Unum Grp	4.00%	6/15/2029	474,214		429,898
Ventas Realty Lp	3.85%	4/1/2027	124,793		119,093
Wells Fargo & Co	3.00%	10/23/2026	284,528		265,079
Wells Fargo & Co	2.57%	2/11/2031	449,255		377,182
Wells Fargo & Co	4.81%	7/25/2028	354,413		353,536
At&T Inc	2.30%	6/1/2027	254,578		227,619
At&T Inc	2.55%	12/1/2033	250,585		194,091
Abbvie Inc	3.20%	11/21/2029	853,585		774,899
Altria Grp Inc	4.00%	1/31/2024	239,603		241,242
Anheuser Busch Inbev Worldwide Inc	4.75%	1/23/2029	369,388		373,672
Apple Inc	3.25%	2/23/2026	129,785		126,328
Automatic Data Processing Inc	1.70%	5/15/2028	94,843		82,717
Autonation Inc	1.95%	8/1/2028	69,884		56,574
Autozone Inc	3.75%	4/18/2029	49,917		46,717
Bat Cap Corp	3.56%	8/15/2027	59,901		55,395
Bat Cap Corp	4.70%	4/2/2027	54,909		53,439
Bat Intl Fin Plc	4.45%	3/16/2028	279,537		262,665
Becton Dickinson & Co	3.73%	12/15/2024	159,735		156,028
Berry Global Inc	1.57%	1/15/2026	59,901		53,919
Boeing Co	2.25%	6/15/2026	104,826		94,843
Boeing Co	3.10%	5/1/2026	29,950		28,361
Boeing Co	2.70%	2/1/2027	424,297		388,398
Boeing Co	2.20%	2/4/2026	249,586		229,091
Broadcom Inc	4.11%	9/15/2028	525,130		497,027
Broadcom Inc	3.15%	11/15/2025	58,902		56,122
Broadcom Inc	3.42%	4/15/2033	190,684		155,315
Broadcom Inc	4.00%	4/15/2029	234,611		215,938
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,744		153,097
Cigna Corp	4.50%	2/25/2026	464,231		465,316
Cigna Corp	2.40%	3/15/2030	199,669		169,107
Cvs Hlth Corp	4.30%	3/25/2028	156,740		153,666
Carlisle Cos Inc	2.20%	3/1/2032	289,520		222,366
Cenovus Energy Inc	2.65%	1/15/2032	99,835		81,081
Charter Comms Operating Llc Cap	5.05%	3/30/2029	314,479		300,024
Charter Comms Operating Llc Cap	2.80%	4/1/2031	374,380		293,967
Cintas Corp No 2	3.70%	4/1/2027	124,793		121,604
Comcast Corp	3.70%	4/15/2024	109,818		109,037
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Comcast Corp	4.15%	10/15/2028	69,884		$67,794
Constellation Brands Inc	3.70%	12/6/2026	79,868		76,297
Constellation Brands Inc	4.40%	11/15/2025	59,901		59,262
Constellation Brands Inc	2.25%	8/1/2031	144,760		116,697
Continental Airlines Inc	4.15%	4/11/2024	18,604		18,097
Continental Airlines Inc	4.00%	10/29/2024	57,866		55,445
Dcp Midstream Operating Lp	5.13%	5/15/2029	99,835		97,203
Diamondback Energy Inc	3.50%	12/1/2029	4,992		4,405
Diamondback Energy Inc	3.13%	3/24/2031	189,686		159,294
Discovery Comm Llc	3.95%	3/20/2028	718,809		647,692
Dowdupont Inc	4.49%	11/15/2025	174,710		173,019
Eog Resources Inc	3.15%	4/1/2025	34,942		34,015
Eastman Chemical Co	3.80%	3/15/2025	64,892		63,664
Energy Transfer Lp	4.75%	1/15/2026	331,451		331,054
Enterprise Products Operating Llc	3.13%	7/31/2029	199,669		178,848
Equifax Inc	2.60%	12/1/2024	269,553		257,857
Equifax Inc	2.35%	9/15/2031	274,545		215,454
Expedia Grp Inc	4.63%	8/1/2027	249,586		244,885
Fmc Corp	3.45%	10/1/2029	299,504		267,167
Fiserv Inc	3.85%	6/1/2025	154,744		150,781
Fiserv Inc	2.75%	7/1/2024	19,967		19,544
Freeport Mcmoran Inc	4.38%	8/1/2028	149,752		143,149
Glp Cap Lp Glp Fin Ii Inc	5.38%	4/15/2026	174,710		174,256
General Motors Fin Co Inc	4.00%	1/15/2025	254,578		251,673
General Motors Fin Co Inc	3.60%	6/21/2030	773,718		654,422
Halliburton Co	3.80%	11/15/2025	35,940		35,169
Helmerich & Payne Inc	2.90%	9/29/2031	149,752		122,773
Intuit Inc	1.35%	7/15/2027	29,950		26,148
Kinross Gold Corp	4.50%	7/15/2027	49,917		48,378
Lyb Intl Fin Iii Llc	2.25%	10/1/2030	59,901		48,131
Laboratory Corp Of Amer	3.60%	2/1/2025	239,603		235,733
Mplx Lp	4.50%	7/15/2023	199,669		202,994
Mplx Lp	4.13%	3/1/2027	94,843		91,094
Mplx Lp	4.00%	3/15/2028	84,859		80,171
Mplx Lp	4.25%	12/1/2027	184,694		175,394
Mplx Lp	2.65%	8/15/2030	174,710		144,018
Magallanes Inc	4.28%	3/15/2032	324,462		272,546
Magellan Midstream Partners Lp	3.25%	6/1/2030	119,801		104,995
Marriott Intl Inc	3.13%	6/15/2026	149,752		140,346
Martin Marietta Materials Inc	2.50%	3/15/2030	59,901		50,012
Martin Marietta Materials Inc	2.40%	7/15/2031	74,876		60,908
Mcdonalds Corp	3.70%	1/30/2026	174,710		172,897
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mylan Inc	4.55%	4/15/2028	638,941		$598,990
Newmont Goldcorp Corp	2.80%	10/1/2029	234,611		202,417
Newmont Corp	2.25%	10/1/2030	44,926		36,499
Newmont Corp	2.60%	7/15/2032	99,835		81,059
Nucor Corp	4.30%	5/23/2027	129,785		127,096
O Reilly Automotive Inc	1.75%	3/15/2031	49,917		39,024
Oreilly Automotive Inc	4.70%	6/15/2032	109,818		107,002
Oneok Inc	3.40%	9/1/2029	89,851		78,852
Oneok Inc	3.10%	3/15/2030	594,016		505,147
Owens Corning Inc	4.20%	12/1/2024	299,504		296,132
Owens Corning Inc	3.95%	8/15/2029	74,876		69,154
Phillips 66	2.15%	12/15/2030	149,752		120,176
Pioneer Natural Resources Co	1.13%	1/15/2026	449,255		403,169
Plains All Amern Pipeline Lp	3.55%	12/15/2029	79,868		69,720
Southwest Airlines Co	5.13%	6/15/2027	119,801		118,898
Steel Dynamics Inc	3.45%	4/15/2030	299,504		266,431
Stryker Corp	3.38%	5/15/2024	79,868		78,333
Stryker Corp	3.38%	11/1/2025	69,884		67,898
Energy Transfer Lp	3.90%	7/15/2026	449,255		433,188
T Mobile Usa Inc	3.88%	4/15/2030	169,719		155,597
T Mobile Usa Inc	2.05%	2/15/2028	648,925		564,276
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	239,603		197,264
Teledyne Tech Inc	2.25%	4/1/2028	244,595		212,990
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	419,305		366,678
Tyson Foods Inc	4.00%	3/1/2026	254,578		250,045
Raytheon Tech Corp	4.13%	11/16/2028	89,851		86,707
Verizon Comms Inc	4.33%	9/21/2028	274,545		268,159
Verizon Comms Inc	4.02%	12/3/2029	412,317		388,300
Viatris Inc	2.70%	6/22/2030	209,653		165,003
Vulcan Materials Co	3.50%	6/1/2030	174,710		155,040
Wabtec Corp	3.45%	11/15/2026	199,669		187,088
Weyerhaeuser Co	4.00%	4/15/2030	184,694		170,570
Williams Cos Inc	3.75%	6/15/2027	149,752		141,624
Williams Cos Inc	4.30%	3/4/2024	194,677		194,898
Workday Inc	3.50%	4/1/2027	44,926		42,469
Workday Inc	3.70%	4/1/2029	119,801		111,034
Aep Texas Inc	2.10%	7/1/2030	559,073		459,576
Ameren Illinois Co	3.80%	5/15/2028	269,553		258,356
Atlantic City Elec Co	2.30%	3/15/2031	84,859		69,767
Avangrid Inc	3.20%	4/15/2025	374,380		360,686
Centerpoint Energy Inc	2.95%	3/1/2030	149,752		130,573
Cleveland Elec Illuminating Co	5.50%	8/15/2024	149,752		153,596
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Commonwealth Edison Co	3.70%	8/15/2028	159,735		$152,845
Dte Energy Co	1.50%	10/1/2024	144,760		139,160
Dte Elec Co	2.25%	3/1/2030	134,777		114,991
Duke Energy Carolinas Llc	3.95%	11/15/2028	239,603		231,725
Duke Energy Fl Llc	1.75%	6/15/2030	149,752		119,845
Emera Us Fin Lp	3.55%	6/15/2026	274,545		257,670
Entergy Louisiana Llc	2.40%	10/1/2026	99,835		91,531
Evergy Inc	2.90%	9/15/2029	299,504		262,103
Eversource Energy	1.65%	8/15/2030	54,909		43,179
Fortis Inc	3.06%	10/4/2026	40,932		38,369
Nextera Energy Cap Hldgs Inc	2.75%	11/1/2029	174,710		152,302
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,801		115,926
Pacific Gas & Elec Co	4.55%	7/1/2030	199,669		185,912
Pacificorp	2.70%	9/15/2030	69,884		60,705
Puget Energy Inc	3.65%	5/15/2025	84,859		81,451
Puget Energy Inc	4.10%	6/15/2030	164,727		148,059
Puget Energy Inc	2.38%	6/15/2028	24,959		21,339
Sempra Energy	3.40%	2/1/2028	144,760		136,533
Sempra Energy	3.30%	4/1/2025	184,694		178,922
Tampa Elec Co	2.40%	3/15/2031	129,785		106,386
Tucson Elec Pwr Co	3.25%	5/15/2032	84,859		72,834
Xcel Energy Inc	4.00%	6/15/2028	149,752		143,963
Hydro Quebec	8.05%	7/7/2024	69,884		75,771
Italy Rep Of	2.38%	10/17/2024	399,338		377,903
Quebec Province Of	7.13%	2/9/2024	124,793		131,168
Advocate Hlth Corp	2.21%	6/15/2030	369,388		305,406
Ascension Hlth	2.53%	11/15/2029	119,801		103,280
Johns Hopkins Univ	4.71%	7/1/2032	124,793		124,528
Peacehealth Obligated Grp	1.38%	11/15/2025	24,959		22,357
Stanford Univ	1.29%	6/1/2027	399,338		346,559
Sutter Health	3.70%	8/15/2028	289,520		270,282
University Ca	3.06%	7/1/2025	474,214		460,145
University Ca	3.35%	7/1/2029	324,462		299,882
University Ca	1.61%	5/15/2030	174,710		138,134
Yale Univ	1.48%	4/15/2030	354,413		285,131
Suzano Austria Gmbh	6.00%	1/15/2029	199,669		205,162
Vale Overseas Ltd	6.25%	8/10/2026	89,851		95,501
Indonesia Rep Of	3.50%	1/11/2028	449,255		434,750
Indonesia Rep Of	4.15%	9/20/2027	269,553		268,609
Panama Rep Of	7.13%	1/29/2026	299,504		325,247
Peru Rep Of	2.78%	1/23/2031	38,935		32,902
Uruguay Oriental Rep Of	4.38%	10/27/2027	529,123		539,283
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Mexico United Mexican States	4.50%	4/22/2029	269,553		$260,216
	Cash					1,286,318
	Total Prudential GA-62194					246,244,504

	American General Life Contract No. 725840
	Cash Collateral Fut Rdr Usd	4.23%	12/31/2060	207,157		207,157
	Vm Cash Fut Dom Rdr Usd	4.23%	12/31/2060	125,411		125,411
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	648,925		644,199
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	301,500		290,364
	Slclt 2007-1 A4 3Mlib+6Bp	4.67%	5/15/2029	241,192		233,224
	Slma 2005-7 A4 3Mlib+15Bp	4.51%	10/25/2029	162,878		161,822
	Fh Arm 1Q1534 H15T1Y+222.9 10.262	3.22%	6/1/2037	103,346		104,199
	Fn Arm 793029 Us0006M+158.2 10.869	4.32%	7/1/2034	68,327		69,404
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	15,724		15,793
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	1,364		1,370
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	5,770		5,795
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,504		300,941
*	Collective U.S. Gov't Stif 15 Bps	4.20%	12/1/2030	259,060		259,060
	Fed Home Ln Bk Bd (2.963Mmm)	3.38%	12/8/2023	848,594		836,513
	U S Treasury Note	0.13%	7/31/2023	24,958,635		24,302,204
	U S Treasury Note	0.13%	5/31/2023	4,891,892		4,804,660
	U S Treasury Repo	4.26%	1/4/2023	9,783,785		9,783,785
	U S Treasury Repo	4.35%	1/3/2023	9,783,785		9,783,785
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	449,255		427,654
	Advent Health System	2.95%	3/1/2029	299,504		257,668
	American Express Co Sofr Sr Unsec Sofr	4.74%	5/3/2024	998,345		997,462
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	249,586		231,604
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	599,007		512,255
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,173		480,188
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	399,338		364,632
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,247,932		1,022,095
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,198,014		1,061,650
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	249,586		246,364
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	249,586		255,480
	Emory University Unsec	2.14%	9/1/2030	648,925		540,183
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	349,421		292,349
	Florida Power & Light 1St Mtg	2.45%	2/3/2032	299,504		251,128
	Ga Global Funding Trust 144A	1.00%	4/8/2024	698,842		655,224
	Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	349,421		290,942
	Ga Global Funding Trust Sec 144A	2.25%	1/6/2027	249,586		220,342
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,996,691		$1,903,424
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	499,173		470,516
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	499,173		493,401
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,518		1,385,800
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	648,925		571,886
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,594		835,208
Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	149,752		138,251
Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,173		460,515
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,297,849		1,227,296
Nvr Inc Sr Unsec	3.00%	5/15/2030	399,338		337,118
Pacific Gas & Electric	3.00%	6/15/2028	299,504		259,971
Pacific Gas & Electric Sr Sec	4.25%	8/1/2023	249,586		248,352
Pacific Gas & Electric Sr Sec	3.85%	11/15/2023	399,338		393,747
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	399,338		364,207
Rga Global Funding Sec 144A	2.00%	11/30/2026	499,173		442,980
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	549,090		525,313
Seattle Children Hosp Unsec	1.21%	10/1/2027	449,255		365,759
Southern Cal Edison 1St Mtge Sofr	4.24%	4/3/2023	698,842		697,820
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	599,007		554,020
Stanford University Unsec	1.29%	6/1/2027	349,421		304,350
Sutter Health Unsec	3.70%	8/15/2028	599,007		553,349
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,345		876,330
Verizon Communications Sr Unsec	2.55%	3/21/2031	499,173		412,435
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,421		324,434
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	623,966		584,500
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,173		464,937
Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	648,925		554,601
Yale University Unsec	0.87%	4/15/2025	998,345		919,728
Zimmer Biomet Holdings Inc Sr Unsec Smr	3.55%	4/1/2025	549,090		531,004
Barclays Plc Sr Unsec	3.65%	3/16/2025	499,173		480,284
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	648,925		604,012
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	748,759		617,558
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,759		684,424
Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	549,090		441,641
Credit Suisse Group Ag Srunsec 144A Sofr	6.44%	8/11/2028	499,173		455,982
Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	499,173		389,512
Deutsche Bank Ny Sofr	3.04%	5/28/2032	698,842		533,127
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,896,856		1,753,029
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	748,759		692,866
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	698,842		660,018
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,586		225,537
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,759		703,982
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,173		$453,898
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	399,338		334,040
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	499,173		442,346
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,173		499,173
Santander Uk Group Hldgs Sr Unsec Sofr	2.47%	1/11/2028	99,835		85,502
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	698,842		543,305
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,173		494,004
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	599,007		453,136
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	499,173		396,931
Ubs Group Ag Sr Unsec 144A	4.70%	8/5/2027	174,710		169,289
Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	698,842		617,672
Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,148,097		1,014,992
Fed Home Ln Bk Glbl Nt (2Mmm)	4.50%	10/3/2024	2,695,533		2,694,157
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,347,766		1,175,077
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,946,774		1,742,401
Fin Fut Us 2Yr Cbt 03/31/23	6.00%	4/1/2023	8,585,770		8,803,768
Fin Fut Us Ultra 10Yr Cbt 03/22/23	6.00%	3/23/2023	(2,995,036)		(3,542,566)
Fin Fut Us Ultra 30Yr Cbt 03/22/23	6.00%	3/23/2023	(599,007)		(804,542)
Carmx 2022-4 A3	5.34%	8/16/2027	499,173		504,698
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	546,763		492,346
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	614,739		573,220
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	13,888		12,950
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	240,300		222,979
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	2,205,592		2,054,298
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	33,327		32,123
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	417,153		401,921
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	351,698		338,456
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	67,001		63,020
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	196		197
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	10,433		10,479
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	8,322		8,358
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	36,928		37,088
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	12,048		12,100
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	5,531		5,742
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	4,844		5,005
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	2,513		2,524
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	81,072		83,986
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	66,601		66,920
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	35,361		36,662
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	75,963		78,782
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	3,494		3,563
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	49,737		51,660
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	27,978		$28,789
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	127,924		132,865
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	17,497		18,173
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	41,109		42,698
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	392,960		396,855
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	841,144		766,472
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	4,455,450		3,923,139
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	822,313		731,148
Fnma Pass Thru 30Yr #Ma4698	3.00%	8/1/2052	5,168,018		4,549,091
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2053	5,241,313		5,051,111
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2053	1,048,263		1,033,849
Fnma Tba 5.0% Jan 30Yr	5.00%	1/12/2053	6,688,914		6,597,987
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	256,107		246,434
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	552,007		532,507
Gnma Ii Tba 2.5% Jan 30Yr Jmbo	2.50%	1/23/2053	3,594,043		3,120,630
Bay Area Ca Toll Auth	2.57%	4/1/2031	599,007		525,344
La Local Govt Envrn-A	4.15%	2/1/2033	149,752		141,980
La Local Govt Envrn-A	4.28%	2/1/2036	449,255		418,357
Nyc Transtnl Fin-C3	3.50%	11/1/2032	1,123,139		969,900
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,594		857,722
Sales Tax Securitiztn	2.96%	1/1/2032	499,173		409,578
Ut St-Babs-B	3.54%	7/1/2025	751,173		737,019
Va St Clg Bldg Auth-B	0.77%	9/1/2026	678,875		584,620
U S Treasury Note	4.38%	10/31/2024	40,782,409		40,688,418
U S Treasury Note	4.25%	10/15/2025	11,980,145		11,982,017
U S Treasury Note	0.38%	1/31/2026	7,487,590		6,669,513
Uninvested Cash Plus Receivables					928,710
Net Unsettled Trades					(25,638,308)
Net Futures Held					(4,456,661)
Broker Cash Collateral Received					(145,907)
Total American General Life Contract No. 725840					167,995,840

Royal Bank of Canada Contract No. Citigroup01
Cash Collateral Fut Rdr Usd	4.23%	12/31/2060	207,157		207,157
Vm Cash Fut Dom Rdr Usd	4.23%	12/31/2060	125,411		125,411
Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	648,925		644,199
Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	301,500		290,364
Slclt 2007-1 A4 3Mlib+6Bp	4.67%	5/15/2029	241,192		233,224
Slma 2005-7 A4 3Mlib+15Bp	4.51%	10/25/2029	162,878		161,822
Fh Arm 1Q1534 H15T1Y+222.9 10.262	3.22%	6/1/2037	103,346		104,199
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Fn Arm 793029 Us0006M+158.2 10.869	4.32%	7/1/2034	68,327		$69,404
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	15,724		15,793
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	1,364		1,370
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	5,770		5,795
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	299,504		300,941
*	Collective U.S. Gov't Stif 15 Bps	4.20%	12/1/2030	259,060		259,060
	Fed Home Ln Bk Bd (2.963Mmm)	3.38%	12/8/2023	848,594		836,513
	U S Treasury Note	0.13%	7/31/2023	24,958,635		24,302,204
	U S Treasury Note	0.13%	5/31/2023	4,891,892		4,804,660
	U S Treasury Repo	4.26%	1/4/2023	9,783,785		9,783,785
	U S Treasury Repo	4.35%	1/3/2023	9,783,785		9,783,785
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	449,255		427,654
	Advent Health System	2.95%	3/1/2029	299,504		257,668
	American Express Co Sofr Sr Unsec Sofr	4.74%	5/3/2024	998,345		997,462
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	249,586		231,604
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	599,007		512,255
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	499,173		480,188
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	399,338		364,632
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,247,932		1,022,095
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,198,014		1,061,650
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	249,586		246,364
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	249,586		255,480
	Emory University Unsec	2.14%	9/1/2030	648,925		540,183
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	349,421		292,349
	Florida Power & Light 1St Mtg	2.45%	2/3/2032	299,504		251,128
	Ga Global Funding Trust 144A	1.00%	4/8/2024	698,842		655,224
	Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	349,421		290,942
	Ga Global Funding Trust Sec 144A	2.25%	1/6/2027	249,586		220,342
	Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,996,691		1,903,424
	Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	499,173		470,516
	Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	499,173		493,401
	Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	1,497,518		1,385,800
	Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	648,925		571,886
	Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	848,594		835,208
	Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	149,752		138,251
	Morgan Stanley Sr Unsec	3.59%	7/22/2028	499,173		460,515
	Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,297,849		1,227,296
	Nvr Inc Sr Unsec	3.00%	5/15/2030	399,338		337,118
	Pacific Gas & Electric	3.00%	6/15/2028	299,504		259,971
	Pacific Gas & Electric Sr Sec	4.25%	8/1/2023	249,586		248,352
	Pacific Gas & Electric Sr Sec	3.85%	11/15/2023	399,338		393,747
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	399,338		$364,207
Rga Global Funding Sec 144A	2.00%	11/30/2026	499,173		442,980
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	549,090		525,313
Seattle Children Hosp Unsec	1.21%	10/1/2027	449,255		365,759
Southern Cal Edison 1St Mtge Sofr	4.24%	4/3/2023	698,842		697,820
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	599,007		554,020
Stanford University Unsec	1.29%	6/1/2027	349,421		304,350
Sutter Health Unsec	3.70%	8/15/2028	599,007		553,349
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	998,345		876,330
Verizon Communications Sr Unsec	2.55%	3/21/2031	499,173		412,435
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	349,421		324,434
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	623,966		584,500
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	499,173		464,937
Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	648,925		554,601
Yale University Unsec	0.87%	4/15/2025	998,345		919,728
Zimmer Biomet Holdings Inc Sr Unsec Smr	3.55%	4/1/2025	549,090		531,004
Barclays Plc Sr Unsec	3.65%	3/16/2025	499,173		480,284
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	648,925		604,012
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	748,759		617,558
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	748,759		684,424
Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	549,090		441,641
Credit Suisse Group Ag Srunsec 144A Sofr	6.44%	8/11/2028	499,173		455,982
Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	499,173		389,512
Deutsche Bank Ny Sofr	3.04%	5/28/2032	698,842		533,127
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	1,896,856		1,753,029
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	748,759		692,866
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	698,842		660,018
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	249,586		225,537
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	748,759		703,982
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	499,173		453,898
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	399,338		334,040
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	499,173		442,346
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	499,173		499,173
Santander Uk Group Hldgs Sr Unsec Sofr	2.47%	1/11/2028	99,835		85,502
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	698,842		543,305
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	499,173		494,004
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	599,007		453,136
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	499,173		396,931
Ubs Group Ag Sr Unsec 144A	4.70%	8/5/2027	174,710		169,289
Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	698,842		617,672
Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,148,097		1,014,992
Fed Home Ln Bk Glbl Nt (2Mmm)	4.50%	10/3/2024	2,695,533		2,694,157
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,347,766		$1,175,077
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	1,946,774		1,742,401
Fin Fut Us 2Yr Cbt 03/31/23	6.00%	4/1/2023	8,585,770		8,803,768
Fin Fut Us Ultra 10Yr Cbt 03/22/23	6.00%	3/23/2023	(2,995,036)		(3,542,566)
Fin Fut Us Ultra 30Yr Cbt 03/22/23	6.00%	3/23/2023	(599,007)		(804,542)
Carmx 2022-4 A3	5.34%	8/16/2027	499,173		504,698
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	546,763		492,346
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	614,739		573,220
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	13,888		12,950
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	240,300		222,979
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	2,205,592		2,054,298
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	33,327		32,123
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	417,153		401,921
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	351,698		338,456
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	67,001		63,020
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	196		197
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	10,433		10,479
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	8,322		8,358
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	36,928		37,088
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	12,048		12,100
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	5,531		5,742
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	4,844		5,005
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	2,513		2,524
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	81,072		83,986
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	66,601		66,920
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	35,361		36,662
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	75,963		78,782
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	3,494		3,563
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	49,737		51,660
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	27,978		28,789
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	127,924		132,865
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	17,497		18,173
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	41,109		42,698
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	392,960		396,855
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	841,144		766,472
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	4,455,450		3,923,139
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	822,313		731,148
Fnma Pass Thru 30Yr #Ma4698	3.00%	8/1/2052	5,168,018		4,549,091
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2053	5,241,313		5,051,111
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2053	1,048,263		1,033,849
Fnma Tba 5.0% Jan 30Yr	5.00%	1/12/2053	6,688,914		6,597,987
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	256,107		246,434
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	552,007		$532,507
Gnma Ii Tba 2.5% Jan 30Yr Jmbo	2.50%	1/23/2053	3,594,043		3,120,630
Bay Area Ca Toll Auth	2.57%	4/1/2031	599,007		525,344
La Local Govt Envrn-A	4.15%	2/1/2033	149,752		141,980
La Local Govt Envrn-A	4.28%	2/1/2036	449,255		418,357
Nyc Transtnl Fin-C3	3.50%	11/1/2032	1,123,139		969,900
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	848,594		857,722
Sales Tax Securitiztn	2.96%	1/1/2032	499,173		409,578
Ut St-Babs-B	3.54%	7/1/2025	751,173		737,019
Va St Clg Bldg Auth-B	0.77%	9/1/2026	678,875		584,620
U S Treasury Note	4.38%	10/31/2024	40,782,409		40,688,418
U S Treasury Note	4.25%	10/15/2025	11,980,145		11,982,017
U S Treasury Note	0.38%	1/31/2026	7,487,590		6,669,513
Uninvested Cash Plus Receivables					928,710
Net Unsettled Trades					(25,638,308)
Net Futures Held					(4,456,661)
Broker Cash Collateral Received					(145,907)
Total Royal Bank of Canada Contract No. Citigroup01					167,995,840

American United Life Insurance Company: S00020
Amxca 2022-4 A	5.18%	10/15/2025	468,224		473,160
Bbcms 2022-C18 A2	5.50%	11/15/2027	933,453		946,929
Bmwot 2022-A A3	3.21%	6/25/2025	170,717		166,376
Bank 2018-Bn13 A1	3.22%	5/15/2023	4,242,968		327,939
Cd 2016-Cd2 A3	3.25%	10/13/2026	848,594		750,138
Cnh 2019-C A3	2.01%	7/17/2023	1,996,691		390,104
Comm 2014-Cr14 A2	3.15%	3/10/2023	2,470,905		629,789
Comet 2021-A1 A1	0.55%	7/15/2024	2,021,649		1,892,544
Cnp 2012-1 A3	3.03%	10/15/2024	2,096,525		961,378
Cgcmt 2019-C7 A1	2.08%	11/15/2024	1,996,691		1,062,821
Dbjpm 2017-C6 A4	3.07%	5/10/2027	998,345		921,016
Dcent 2022-A3 A3	3.56%	7/15/2025	1,232,957		1,199,803
Fnr 2014-81 Ve	3.00%	1/27/2025	1,597,353		1,539,910
Fnr 2017-104 Pa	3.00%	9/25/2028	6,189,741		1,097,638
Fnr 2022-29 Nq	4.00%	4/27/2026	1,497,518		1,274,340
Fnr 2022-50 A	4.50%	6/25/2026	1,547,435		1,477,015
Fnr 2022-54 Da	4.50%	9/25/2030	1,048,263		927,770
Fhr 4272 Yg	2.00%	11/15/2023	4,991,727		149,667
Fhr 4486 Jn	2.00%	4/15/2024	2,995,036		141,441
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhr 4571 Ca	2.50%	11/17/2025	4,093,216		$665,914
Fhr 5057 Ab	2.50%	7/25/2028	2,675,566		1,699,795
Fhr 4888 Cb	3.00%	5/15/2028	5,490,900		1,094,569
Fhr 5254 A	4.50%	10/25/2030	1,487,535		1,331,555
Fhr 5263 Ea	4.00%	5/25/2029	1,232,957		1,158,056
Fnr 2011-36 Qb	4.00%	7/25/2030	2,745,450		1,092,555
Fordl 2022-A A3	3.23%	5/15/2024	1,098,180		1,078,139
Fordo 2022-B A3	4.41%	5/15/2025	291,517		285,637
Gnr 2013-41 Pa	2.50%	6/20/2023	5,690,569		166,280
Gnr 2015-16 Gm	2.00%	10/21/2024	6,189,741		231,164
Gnr 2020-74 Dc	1.00%	10/20/2027	3,993,382		1,313,815
Gnr 2021-78 D	2.50%	1/20/2031	2,096,525		1,401,285
Gnr 2022-85 Ka	4.00%	4/20/2026	1,597,353		1,467,157
Gnr 2022-100 Ka	4.00%	7/20/2026	1,247,932		1,166,975
Gnr 2022-107 A	3.00%	2/20/2026	1,447,601		1,223,560
Jdot 2022-B A3	3.74%	2/17/2026	512,151		501,227
Mbart 2022-1 A3	5.21%	5/15/2026	756,746		765,499
Narot 2019-C A3	1.93%	3/15/2023	1,497,518		176,448
Narot 2022-B A3	4.46%	3/16/2026	906,498		901,451
T 2 5/8 04/15/25	2.63%	4/15/2025	1,562,610		1,513,674
T 2 3/4 05/15/25	2.75%	5/15/2025	2,042,615		1,978,261
T 2 7/8 06/15/25	2.88%	6/16/2025	2,027,839		1,964,031
T 3 07/15/25	3.00%	7/15/2025	5,136,487		5,049,769
Woart 2022-B A3	3.25%	11/17/2025	327,457		317,193
Woart 2022-C A3	3.66%	2/17/2026	643,933		627,912
Total American United Life Insurance Company: S00020					45,501,699

Reinsurance Group of America Contract No. RGA00084
Net Receivable			101,070		101,070
Us Dollar	3.53%		3,096,123		3,096,123
Dominion Energy 2.75 03/15/2023	2.75%	3/15/2023	973,387		977,287
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	848,594		844,178
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	299,504		299,781
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	2,346,112		2,360,343
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	1,597,353		1,595,935
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	2,346,112		2,309,192
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,684		1,372,659
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	948,428		919,280
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	358,357		336,484
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	998,345		$979,695
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,272,890		1,244,443
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,297,849		1,274,873
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	943,436		913,614
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,173		485,979
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	973,387		975,611
U.S. Treasury Note/Bond 1.625 04/30/2023	1.63%	4/30/2023	4,208,026		4,180,603
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	998,345		938,886
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	623,966		598,200
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	923,469		896,661
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	974,810		956,554
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	873,552		874,986
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	449,255		427,998
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	349,421		324,081
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	998,345		948,159
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	2,225,363		2,133,811
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	224,628		216,126
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	998,345		939,258
Fannie Mae 3.077 07/01/2047	3.08%	7/1/2047	593,076		581,873
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	1,918,356		1,893,859
Fannie Mae 3.10 07/01/2047	3.10%	7/1/2047	440,528		432,263
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	2,119,400		2,088,955
Freddie Mac 3.152 05/01/2047	3.15%	5/1/2047	69,780		68,368
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	1,511,563		1,505,821
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	1,519,901		1,498,623
Fannie Mae 3.131 06/01/2047	3.13%	6/1/2047	393,659		386,729
Freddie Mac 3.37 07/01/2047	3.37%	7/1/2047	36,207		35,538
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	399,338		374,004
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	499,173		466,040
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	957,730		945,394
Fannie Mae 2.86 10/01/2047	2.86%	10/1/2047	189,677		184,901
Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	998,345		930,456
Fannie Mae 2.987 10/01/2047	2.99%	10/1/2047	83,244		80,830
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,946,774		1,813,374
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	260,174		256,687
Slm Student Loan Trust 4.95843 01/25/2041	4.96%	1/25/2041	526,472		500,750
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	201,930		$192,184
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	816,647		799,260
Slm Student Loan Trust 4.52843 07/25/2040	4.53%	7/25/2040	2,585,715		2,445,893
Slm Student Loan Trust 4.98843 01/25/2040	4.99%	1/25/2040	1,153,639		1,117,370
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	65,253		63,389
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	923,469		868,671
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	549,090		542,308
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	249,586		238,007
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	119,457		120,238
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	396,574		396,076
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	498,178		502,437
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	524,131		514,486
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	973,387		951,601
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	998,345		870,403
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	1,098,180		1,069,265
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	449,255		434,360
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	249,586		213,217
Fannie Mae 3.343 10/01/2049	3.34%	10/1/2049	771,598		748,778
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,447,601		1,432,580
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	1,322,808		1,121,479
U.S. Treasury Note/Bond 0.50 03/15/2023	0.50%	3/15/2023	4,028,324		4,003,637
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,148,097		1,082,042
United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	973,387		968,934
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,397,684		1,322,296
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,171,401		2,058,992
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	449,255		433,354
Cvs Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	399,338		365,809
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,048,263		908,910
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	1,322,808		1,137,585
Dominion Energy 3.375 04/01/2030	3.38%	4/1/2030	1,148,097		1,021,409
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,098,180		998,014
Tc Energy Corp. 4.10 04/15/2030	4.10%	4/15/2030	1,098,180		1,015,515
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	1,547,435		1,342,632
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	823,635		677,951
Jpmorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	723,800		674,794
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,083,205		1,047,825
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	2,545,781		2,067,709
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	374,380		314,595
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	823,635		$681,885
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	998,345		853,985
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	3,144,788		2,613,337
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	998,345		798,918
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	3,693,997		3,166,827
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	4,619,930		3,970,197
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	4,645,241		3,823,111
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	6,152,449		5,273,838
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	1,297,849		1,022,039
British American Tobacco Plc 2.259 03/25/2028	2.26%	3/25/2028	848,594		709,379
U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	289,520		279,386
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	3,760,108		3,092,375
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	1,772,063		1,573,676
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	8,687,317		7,659,115
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	917,626		809,019
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	2,895,202		2,620,243
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,198,014		1,044,600
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	2,550,109		2,248,287
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	1,677,932		1,439,000
Freddie Mac Pool 2.50 10/01/2050	2.50%	10/1/2050	2,611,699		2,251,144
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	3,050,741		2,689,696
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	1,791,680		1,579,623
Fannie Mae 2.00 01/01/2051	2.00%	1/1/2051	2,317,016		1,907,638
U.S. Treasury Note/Bond 0.125 01/31/2023	0.13%	1/31/2023	5,990,072		5,975,176
U.S. Treasury Note/Bond 0.125 04/30/2023	0.13%	4/30/2023	4,900,878		4,834,540
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,297,849		1,072,742
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	524,131		497,823
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	1,297,849		1,109,135
U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	1,078,213		1,012,050
U.S. Treasury Note/Bond 0.125 06/30/2023	0.13%	6/30/2023	9,758,826		9,542,312
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	2,470,905		1,940,563
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	3,278,815		2,851,858
U.S. Treasury Note/Bond 0.125 08/31/2023	0.13%	8/31/2023	6,494,237		6,300,869
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	1,872,247		1,607,235
U.S. Treasury Note/Bond 0.50 11/30/2023	0.50%	11/30/2023	7,492,582		7,211,982
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	6,017,350		5,142,146
Prosus Nv 4.193 01/19/2032	4.19%	1/19/2032	274,545		232,467
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	U.S. Treasury Note/Bond 1.50 02/29/2024	1.50%	2/29/2024	5,371,098		$5,204,630
	Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	1,098,180		964,591
	Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	1,871,898		1,763,526
	Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	274,545		237,937
	British American Tobacco Plc 4.742 03/16/2032	4.74%	3/16/2032	1,497,518		1,349,496
	Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	798,676		781,964
	Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,074,220		858,983
	Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	1,272,890		1,191,914
	Dominion Energy 3.75 05/15/2027	3.75%	5/15/2027	449,255		430,891
	U.S. Treasury Note/Bond 3.25 06/30/2027	3.25%	6/30/2027	2,535,797		2,452,115
	Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,182,513		1,081,393
	Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	5,447,976		4,993,924
	Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	623,966		590,801
	Fannie Mae 2.537 06/01/2052	2.54%	6/1/2052	2,533,846		2,286,782
	Freddie Mac 4.24 09/01/2052	4.24%	9/1/2052	11,043,623		10,749,678
	Freddie Mac 3.339 07/01/2052	3.34%	7/1/2052	5,073,907		4,786,940
	Jpmorgan Chase & Co. 5.717 09/14/2033	5.72%	9/14/2033	648,925		644,412
	T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	823,635		828,820
	The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	1,921,815		1,991,804
	Enel Spa 7.1 10/14/2027	7.10%	10/14/2027	1,148,097		1,204,637
	Bank Of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	574,049		597,734
	Philip Morris International, Inc. 5.125 11/17/2027	5.13%	11/17/2027	324,462		328,863
	Ford Credit Auto Owner Trust 2022-D 5.27 05/17/2027	5.27%	5/17/2027	4,130,155		4,180,820
	Freddie Mac 4.669 01/01/2053	4.67%	1/1/2053	1,233,955		1,221,712
	Total Reinsurance Group of America Contract No. RGA00084					235,812,923
	Total Synthetic guaranteed investment contracts (GICs)					1,124,813,975
	Total investments					16,762,591,859

*	Participant loans	4.25% to 10.25%			$0	197,215,177

	Other investment liabilities
	Payable in Brazil Real					(30,417)
	Payable in Canadian Dollar					(3,885)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Payable in Japanese Yen					$(4,562)
Payable in Pound Sterling					(1,022,957)
Payable in South African Rand					(15,573)
Payable in South Korean Won					(138,619)
Payable in U.S. Dollar					(49,916)
Payable in Chinese R Yuan					(10,964,672)
Payable in Euro					(855,442)
Total Other investment liabilities					(13,086,043)
Totals					$16,946,720,993
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 21, 2023

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.